Exhibit 96.2

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia, USA

February 2022

Prepared for: Arch Land, LLC and Arch Resources, Inc. (together “Arch”) 1 City Place Drive, Suite 300 Creve Coeur, MO 63141	Prepared by: Marshall Miller and Associates, Inc. 582 Industrial Park Road Bluefield, Virginia 24605 www.mma1.com

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Statement of Use and Preparation

This Technical Report Summary (TRS) was prepared for the sole use of Arch Land, LLC and Arch Resources, Inc. (together “Arch”) and its affiliated and subsidiary companies and advisors.  Copies or references to information in this report may not be used without the written permission of Arch.

The report provides a statement of coal resources and coal reserves for Arch, as defined under the United States Securities and Exchange Commission (SEC).

The statement is based on information provided by Arch and reviewed by various professionals within Marshall Miller & Associates, Inc. (MM&A).

MM&A professionals who contributed to the drafting of this report meet the definition of Qualified Persons (QPs), consistent with the requirements of the SEC.

The information in this TRS related to coal resources and reserves is based on, and fairly represents, information compiled by the QPs.  At the time of reporting, MM&A’s QPs have sufficient experience relevant to the style of mineralization and type of deposit under consideration and to the activity they are undertaking to qualify as a QP as defined by the SEC.

Marshall Miller & Associates, Inc. (MM&A) hereby consents (i) to the use of the information contained in this report dated December 31, 2021, relating to estimates of coal resources and coal reserves controlled by Arch, (ii) ) to the use of MM&A’s name, any quotation from or summarization of this TRS in Arch’s SEC filings, and (iii) to the filing of this TRS as an exhibit to Arch’s SEC filings.

This report was prepared by:

Marshall Miller & Associates, Inc.

Marshall Miller and Associates, Inc. 1

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table of Contents

Title Page

Statement of Use and Preparation

Table of Contents

1Executive Summary8

1.1Property Description8

1.2Ownership10

1.3Geology10

1.4Exploration Status10

1.5Operations and Development10

1.6Mineral Resource11

1.7Mineral Reserve12

1.8Capital Summary13

1.9Operating Costs14

1.10Economic Evaluation15

1.11Permitting16

1.12Conclusion and Recommendations17

2Introduction17

2.1Registrant and Terms of Reference17

2.2Information Sources17

2.3Personal Inspections18

3Property Description18

3.1Location18

3.2Titles, Claims or Leases19

3.3Mineral Rights19

3.4Encumbrances20

3.5Other Risks20

4Accessibility, Climate, Local Resources, Infrastructure and Physiography20

4.1Topography, Elevation, and Vegetation20

4.2Access and Transport21

4.3Climate and Length of Operating Season21

4.4Infrastructure21

5History22

Marshall Miller and Associates, Inc. 2

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

5.1Previous Operation22

5.2Previous Exploration23

6Geological Setting, Mineralization and Deposit24

6.1Regional, Local and Property Geology24

6.1.1Lower Kittanning Seam Distribution24

6.1.2Clarion Seam Distribution25

6.2Mineralization25

6.3Deposits26

6.3.1Lower Kittanning Seam27

6.3.2Clarion Seam27

7Exploration29

7.1Nature and Extent of Exploration29

7.2Non-Drilling Procedures and Parameters32

7.3Drilling Procedures32

7.4Hydrogeology32

7.5Geotechnical Data33

8Sample Preparation Analyses and Security33

8.1Prior to Sending to the Lab33

8.2Lab Procedures34

9Data Verification35

9.1Procedures of Qualified Person35

9.2Limitations36

9.3Opinion of Qualified Person36

10Mineral Processing and Metallurgical Testing36

10.1Testing Procedures36

10.1.1Clarion Product Compositing37

10.1.2Lower Kittanning Product Compositing38

10.2Relationship of Tests to the Whole38

10.3Lab Information39

10.4Relevant Results39

11Mineral Resource Estimates39

11.1Assumptions, Parameters and Methodology39

11.1.1Geostatistical Analysis for Classification41

11.2Qualified Person’s Estimates44

11.3Qualified Person’s Opinion44

Marshall Miller and Associates, Inc. 3

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

12Mineral Reserve Estimates45

12.1Assumptions, Parameters and Methodology45

12.2Qualified Person’s Estimates47

12.3Qualified Person’s Opinion48

13Mining Methods48

13.1Geotech and Hydrogeology48

13.2Production Rates49

13.3Mining Related Requirements50

13.4Required Equipment and Personnel50

13.5Life of Mine Plan Maps51

14Processing and Recovery Methods53

14.1Description or Flowsheet53

14.2Requirements for Energy, Water, Material and Personnel54

15Infrastructure55

16Market Studies55

16.1Market Description55

16.2Price Forecasts56

16.3Contract Requirements56

17Environmental Studies, Permitting and Plans, Negotiations or Agreements with Local Individuals57

17.1Results of Studies57

17.2Requirements and Plans for Waste Disposal57

17.3Permit Requirements and Status59

17.4Local Plans, Negotiations or Agreements60

17.5Mine Closure Plans60

17.6Qualified Person’s Opinion60

18Capital and Operating Costs60

Capital Cost Estimate60

18.1Operating Cost Estimate61

19Economic Analysis63

19.1Assumptions, Parameters and Methods63

19.2Results64

19.3Sensitivity66

20Adjacent Properties67

20.1Information Used67

Marshall Miller and Associates, Inc. 4

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

21Other Relevant Data and Information67

22Interpretation and Conclusions68

22.1Conclusion68

22.2Risk Factors68

22.2.1Governing Assumptions69

22.2.2Limitations69

22.2.3Methodology69

22.2.4Development of the Risk Matrix70

22.2.4.1Probability Level Table70

22.2.4.2Consequence Level Table71

22.2.5Categorization of Risk Levels and Color Code Convention73

22.2.6Description of the Coal Property73

22.2.7Summary of Residual Risk Ratings74

22.2.8Risk Factors74

22.2.8.1Geological and Coal Resource74

22.2.8.2Environmental75

22.2.8.3Regulatory Requirements76

22.2.8.4Market and Transportation76

22.2.8.5Mining Plan77

22.2.8.5.1Methane Management77

22.2.8.5.2Mine Fires78

22.2.8.5.3Availability of Supplies and Equipment78

22.2.8.5.4Labor79

23Recommendations80

24References80

25Reliance on Information Provided by Registrant80

Figures (in Report)

Figure 11: Leer South Complex Property Location Map9

Figure 12: CAPEX14

Figure 13: OPEX15

Figure 61: Generalized Stratigraphic Column for the Northern Appalachian Basin (not to scale)26

Figure 71: Drillhole Location Map30

Figure 72: Generalized Leer South Cross-Section31

Figure 111: Histogram of the Total Coal Thickness for the Lower Kittanning Seam Present in the Leer South Complex41

Marshall Miller and Associates, Inc. 5

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Figure 112: Scatter plot of the Total Coal Thickness for the Lower Kittanning Seam Present in the Leer South Complex41

Figure 113: Variogram of the Total Coal Thickness for the Lower Kittanning Seam Present in the Leer South Complex42

Figure 114: Result of DHSA for the Lower Kittanning Seam Present in the Leer South Complex43

Figure 131: Clarion LOM Map52

Figure 132: Lower Kittanning LOM Map53

Figure 141: Leer South Preparation Plant as Viewed from Coarse Refuse Conveyor54

Figure 151: Leer South Surface Facilities55

Figure 171: Downslope Coarse Refuse Placement on Leer South Impoundment (Photograph provided by Arch)58

Figure 172: Coarse Refuse Stacker and Stockpile Area at Leer South (Photograph provided by Arch)58

Figure 181: CAPEX61

Figure 182: OPEX62

Figure 191: Sensitivity of NPV67

Tables (in Report)

Table 11: Coal Resources Summary as of December 31, 202111

Table 12: Coal Reserves Summary (Dry Basis) as of December 31, 202113

Table 13: Summary of Quality (dry basis)13

Table 14: Key Operating Statistics1,316

Table 51: Summary of Previous Exploration23

Table 111: General Reserve and Resource Criteria40

Table 112: DHSA Results Summary for Radius from a Central Point43

Table 113: Coal Resources Summary as of December 31, 202144

Table 121: Coal Reserves Summary (Dry Basis) as of December 31, 202147

Table 122: Summary of Quality (dry basis)48

Table 131: Summary of Production by Year (Moist Tons x 1,000)50

Table 171: Leer South Mining Permit60

Table 181: Estimated Coal Production Taxes and Sales Costs62

Table 191: Life-of-Mine Tonnage, P&L before Tax, and EBITDA65

Table 192: Leer South After-tax Cash Flow Summary ($000)*65

Table 221: Probability Level Table71

Table 222: Consequence Level Table72

Table 223: Risk Matrix73

Table 224: Risk Assessment Matrix74

Table 225: Geological and Coal Resource Risk Assessment (Risks 1 and 2)75

Table 226: Environmental (Risks 3 and 4)75

Table 227: Regulatory Requirements (Risk 5)76

Table 228: Market and Transportation (Risk 6 & 7)76

Table 229: Market and Transportation (Risk 8)77

Marshall Miller and Associates, Inc. 6

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 2210: Methane Management (Risk 9)78

Table 2211: Mine Fires (Risk 10)78

Table 2212: Availability of Supplies and Equipment (Risk 11)79

Table 2213: Labor – Work Stoppage (Risk 12)79

Table 2214: Labor – Retirement (Risk 13)79

Table 251: Information from Registrant Relied Upon by MM&A81

Appendix

ASummary Reserve Table

Marshall Miller and Associates, Inc. 7

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

1Executive Summary
1.1	Property Description

Arch Land, LLC and Arch Resources, Inc. (together “Arch”) authorized Marshall Miller & Associates, Inc. (MM&A) to prepare this Technical Report Summary (TRS) of its controlled coal reserves located at the Leer South Operation (Leer South) in Barbour, Harrison, and Taylor Counties, West Virginia (the Property).  The report provides a statement of coal resources and coal reserves for Arch, as defined under the United States Securities and Exchange Commission (SEC) S-K1300 standards.

Coal resources and coal reserves are herein reported in the U.S. system of measurement and are rounded to millions of short tons (Mt).

The Leer South Complex is located in Barbour, Harrison, and Taylor Counties in West Virginia.  The Leer South mine office is located north of the town of Philippi, the county seat of Barbour County, West Virginia.  The nearest cities are Clarksburg and Bridgeport, approximately 17 miles to the northwest.  The city of Buckhannon is located 26 miles to the south of the mine.  Charleston, the state capital of West Virginia, is located approximately 136 miles southwest of the Property.

For the Lower Kittanning seam, the Property is composed of approximately 25,000 total acres controlled by Arch, approximately 85-percent of which are owned.  For the Clarion seam, Arch controls approximately 12,000 total acres, of which approximately 80-percent are leased.

Marshall Miller and Associates, Inc. 8

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Figure 1-1: Leer South Complex Property Location Map

Pennsylvania
Ohio
West Virginia
Kentucky
Virginia
Waynesburg
Smithfield
Point Marion
Monongalia County
Morgantown
79
Marion County
Wetzel County
Fairmont
Preston County
Tyler County
Taylor County
Grafton
Lower Kittanning Reserves
Harrison County
Clarksburg
Doddridge County
Leer South Preparation Plant
Philippi
Ritchie County
Barbour County
Tucker County
Clarion Reserves
Weston
Lewis County
Buckhannon
Gilmer County
Upshur County
Webster County
550,000
500,000
450,000
400,000
350,000
300,000
250,000
200,000
150,000
100,000
1,700,000
1,750,000
1,800,000
1,850,000
1,900,000
1,950,000
N
Leer South Complex
Taylor, Harrison and Barbour Counties, West Virginia
General Location Map
0
10
miles
MARSHALL MILLER &ASSOCIATES®
1A209 Bluefield, VA 12/21
1A209 Location.dwg

Marshall Miller and Associates, Inc. 9

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

1.2	Ownership

Since 1974, the Property has been controlled by various mining companies including (in chronological order: Republic Steel Corporation, Old Ben Coal Company, Black Diamond Energy Inc., Anker Mining Company (Anker), International Coal Group (ICG), and Arch Coal Inc. (Arch) in 2011, prior to the current owner, Arch Resources, Inc. (name changed in 2020).  Mine development in the Clarion seam was started by ICG in 2006, and expansion into the Lower Kittanning seam was begun by Arch in 2018.

1.3	Geology

Operations at the Leer South Complex extract coal from the Lower Kittanning and Clarion seams by continuous miner and longwall mining methods.  Strata of economic interest for this TRS belong to the Pennsylvanian-age Allegheny Formation.  Due to the high value of these coals, the Lower Kittanning and Clarion seams have been extensively mined in the region.  The seam is situated below drainage throughout the Property and is accessed by existing mine slopes/shafts.

1.4	Exploration Status

The Property has been extensively explored, largely by drilling using continuous coring methods and rotary drilling, as well as obtaining coal measurements at mine exposures, ongoing drilling associated with degas activities, and by downhole geophysical methods.  The majority of the data was acquired or generated by previous owners of the Property.  These sources comprise the primary data used in the evaluation of the coal resources and coal reserves on the Property.  MM&A examined the data available for the evaluation and incorporated all pertinent information into this TRS.

Ongoing exploration has been carried out by Arch since acquiring the Property, and Arch-acquired exploration data has been consistent with past drilling activities.

1.5	Operations and Development

Due to its coal reserve and seam characteristics, Leer South operates using longwall (in the Lower Kittanning) methods and continuous mining (in the Clarion seam) methods.  Resource and reserve models were therefore generated with both longwall and continuous-mining constraints in mind for Leer South’s underground resources.  The mines produce coal that is suitable for the high-volatile metallurgical coal markets.

Underground infrastructure has recently been upgraded to accommodate the addition of longwall mining in the Lower Kittanning Seam.  Highlights include:

>	The belt haulage has been upgraded on the main slope.
>	Belt infrastructure has been upgraded to accommodate increased tonnages from all Lower Kittanning sections to the main slope.
>	A rail system has been added as a transport method for personnel, equipment, and supplies.

Marshall Miller and Associates, Inc. 10

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

>	Three slopes have been driven from the Clarion Seam to the overlying Lower Kittanning Seam.
>	A coal storage bunker system has been constructed at the Lower Kittanning Seam interface.
>	A ventilation shaft has been added to supply intake air from the Clarion workings and return air to the surface.
>	A power upgrade has occurred including a new 138,000-volt substation and tap to the utility.
>	A bath house addition constructed adjacent to the existing facility to accommodate the larger workforce.
>	A bleeder shaft and fan has been installed to support the initial longwall mining district in the Lower Kittanning seam.

Arch currently operates a coal preparation plant at Leer South.  A plant upgrade occurred in 2020 that added a 1000 ton per hour module to the existing 600 tons per hour plant rating.  The upgrade included a larger raw stockpile area, a modified unit train loadout, a new refuse belt system and an upgraded impoundment.  Processes are typical of those used in the coal industry and are in use at adjacent coal processing plants.

1.6	Mineral Resource

Mineral resources, representing in-situ coal in which a portion of reserves are derived, are presented below.  A coal resource estimate, summarized in Table 1-1, was prepared as of December 31, 2021, for property controlled by Arch.

Table 1-1: Coal Resources Summary as of December 31, 2021

	Coal Resource (Dry Tons, In Situ, Mt)
Seam	Measured	Indicated	Inferred	Total
Clarion, Including Lower Floor Rash Material
Inclusive of Reserve	9.14	0.92	0.00	10.06
Exclusive of Reserve	8.85	4.02	0.00	12.87
Total	17.99	4.94	0.00	22.94
Lower Kittanning Rider
Inclusive of Reserve	4.92	0.48	0.00	5.40
Exclusive of Reserve	0.00	0.00	0.00	0.00
Total	4.92	0.48	0.00	5.40
Lower Kittanning
Inclusive of Reserve	115.70	42.16	0.78	158.63
Exclusive of Reserve	0.00	0.00	0.00	0.00
Total	115.70	42.16	0.78	158.63
Grand Total
Total	138.60	47.58	0.78	186.96

Note 1: Coal resources are reported on a dry basis. Surface moisture and inherent moisture are excluded.

Marshall Miller and Associates, Inc. 11

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

1.7	Mineral Reserve

Reserve tonnage estimates provided herein report coal reserves derived from the in-situ resource tons presented in Table 1-1 which are classified as “Inclusive of Reserve”.  Proven and probable coal reserves were derived from the defined coal resource considering relevant mining, processing, infrastructure, economic (including estimates of capital, revenue, and cost), marketing, legal, environmental, socio-economic and regulatory factors.  The Resource estimate has been used as the basis for this Reserve calculation, which utilizes a reasonable Preliminary Feasibility Study, a Life-of Mine (LOM) Mine Plan and practical recovery factors.  Production modeling was completed with an effective start date of October 7, 2021.  It is important to note that the LOM plan is based on information provided by the company and does not contemplate development of contiguous reserves  the company currently controls or could acquire in the future (neither of which have been assessed as part of this TRS), nor does it assume any improvements in: productivity, technological innovations, or operating efficiencies that the company has achieved historically

The Leer South property is unique in that it produces both a metallurgical coking coal product and a middling thermal blend product.  As such, reserve tabulations include a breakdown of each respective product.  It is of important note that qualities presented in Table 1-3 which correspond which each respective market placement (metallurgical and thermal) are based upon exploration information at prescribed density cutpoints.  These quality estimates should be viewed as predictive—actual produced quality will vary based upon a multitude of factors, including, but not limited to: plant operating practices and associated efficiency; plant equipment circuitry; plant feed quality and size distribution; and contractual product specifications.

Factors that would typically preclude conversion of a coal resource to coal reserve, include the following:  inferred resource classification; absence of coal quality; poor mine recovery; lack of access; geological encumbrances associated with overlying and underlying strata; seam thinning; structural complication; and insufficient exploration have all been considered.  Reserve consideration excludes those portions of the resource area which exhibit the aforementioned-geological and operational encumbrances.

Proven and probable coal reserve were derived from the defined in-situ coal resource considering relevant processing, economic (including technical estimates of capital, revenue, and cost), marketing, legal, environmental, socioeconomic, and regulatory factors.  The proven and probable coal reserves on the Property are summarized below in Table 1-2.

Marshall Miller and Associates, Inc. 12

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 1-2: Coal Reserves Summary (Dry Basis) as of December 31, 2021

	Demonstrated Coal Reserves (Dry Tons, Washed or Direct Shipped, Mt)
	By Reliability Category			By Product		By Control Type
Seam	Proven	Probable	Total	Met ~1.50 Float SG**	Thermal ~1.50 x 1.70 SG**	Owned	Leased	Partially Owned	Partially Leased
Clarion, Including Lower Floor Rash Material	1.25	0.07	1.32	1.12	0.20	0.24	0.65	0.00	0.43
Lower Kittanning Rider	2.18	0.07	2.24	1.97	0.27	0.15	1.81	0.13	0.16
Lower Kittanning	42.71	18.25	60.96	52.68	8.28	53.40	4.12	2.98	0.47
Total	46.14	18.39	64.53	55.77	8.75	53.79	6.58	3.11	1.05

Uncontrolled	4.91	1.52	6.43	5.58	0.86

*Uncontrolled tons are reported for informational purposes only and are not part of the reserves.  Uncontrolled tonnages are contained within small mineral tracts which must be acquired for execution of the life-of-mine plan.  As such, uncontrolled tonnages are included in the LOM financial model.  See appendix for maps which show details of mineral control.

**Metallurgical tonnages and thermal tonnages (and associated quality) are respectively based upon an approximate 1.50 float and 1.50 x 1.70 specific gravity, as this represented the most consistent coal quality data. In reality, Arch’s actual plant operating gravities vary depending upon required product specifications. See “Mineral Processing and Metallurgical Testing” chapter of report for more detailed explanation on derivation of product yields. Exploration coal quality commonly varies from saleable product quality.

Table 1-3: Summary of Quality (dry basis)

	Met (~1.50 Float SG)*			Thermal (~1.5 x 1.70 SG)*
Seam	Ash	Sulfur	Vol	Ash	Sulfur	BTU
Clarion*	9.6	1.5	33	31.9	3.1	10,088
Lower Kittanning Rider	8.4	1.3	35	31.9	4.3	9,431
Lower Kittanning	8.8	1.3	34	34.8	2.7	8,539
Total	8.8	1.3	34	34.6	2.8	8,602

*Metallurgical tonnages and thermal quality (and associated tonnages) are respectively based upon an approximate 1.50 float and 1.50 x 1.70 specific gravity, as this represented the most consistent coal quality data. See “Mineral Processing and Metallurgical Testing” chapter of report for more detailed explanation on derivation of product yields.

**Qualities presented which correspond with each respective market placement (metallurgical and thermal) are based upon exploration information at prescribed density cutpoints. These quality estimates should be viewed as predictive—actual produced quality will vary based upon a multitude of factors, including, but not limited to: plant operating practices and associated efficiency; plant equipment circuitry; plant feed quality and size distribution; and contractual product specifications

In summary, Arch controls a total of 64.5 Mt (dry basis) of marketable coal reserves, at Leer South, as of December 31, 2021.  Of that total, 72 percent are proven, and 28 percent are probable.  There are 53.8 Mt of owned coal reserves and 6.6 Mt of leased coal and 4.2 Mt of partial control reserves.  Of the 64.5 Mt of marketable reserves, approximately 86-percent are associated with metallurgical coal markets, and all of the Leer South reserves are assigned to existing infrastructure.

1.8	Capital Summary

Arch provided MM&A with a detailed 5-year capital expenditure projection.  MM&A reviewed this schedule and deemed it to be appropriate for financial modeling.  MM&A extrapolated the provided capital schedule through end of mining operations.  Capital forecasting by MM&A assumes that major equipment rebuilds occur over the course of each machine’s remaining assumed operating life.  Replacement equipment was scheduled based on MM&A’s experience and knowledge of mining

Marshall Miller and Associates, Inc. 13

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

equipment and industry standards with respect to the useful life of such equipment.  A summary of the estimated capital for the Property is provided in Figure 1-2 below.

Figure 1-2: CAPEX

$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$-
$ Thousands
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
Year

1.9	Operating Costs

Arch provided historical and projections of operating costs for Leer South for MM&A’s review.  MM&A used the historical and/or budget cost information as a reference and developed personnel schedules for the mine and support facilities.  Hourly labor rates and salaries were based upon information contained in Arch’s financial summaries and MM&A’s knowledge of regional labor rates.  Fringe-benefit costs were developed for vacation and holidays, federal and state unemployment insurance, retirement, workers’ compensation and pneumoconiosis, casualty and life insurance, healthcare, and bonuses.  A cost factor for mine supplies was developed that relates expenditures to mine advance rates for roof-control costs and other mine-supply costs at underground mines.  Other factors were developed for maintenance and repair costs, rentals, mine power, outside services and other direct mining costs.

Operating costs factors were also developed for the coal preparation plant processing, refuse handling, coal loading, property taxes, and insurance and bonding.  Appropriate royalty rates were assigned for

Marshall Miller and Associates, Inc. 14

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

production from leased coal lands, and sales taxes were calculated for state severance taxes, the federal black lung excise tax, and federal and state reclamation fees.

A summary of the projected operating costs for the Property is provided in Figure 1-3.

Figure 1-3: OPEX

Direct Cash Costs
Other Cash Costs
Non-Cash Costs
$100.00
$90.00
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$-
$/Ton
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
Year

1.10	Economic Evaluation

The pre-feasibility financial model prepared for this TRS was developed to test the economic viability of the coal resource area.  The results of this financial model are not intended to represent a bankable feasibility study, required for financing of any current or future mining operations contemplated for the Arch properties, but are intended to establish the economic viability of the estimated coal reserves.  Cash flows are simulated on an annual basis based on projected production from the coal reserves.  The discounted cash flow analysis presented herein is based on an effective date of January 1, 2022.  On an un-levered basis, the NPV of the project cash flow after taxes represents the Enterprise Value of the project.  The project cash flow, excluding debt service, is calculated by subtracting direct and indirect operating expenses and capital expenditures from revenue.

Cash flow after tax, but before debt service, generated over the life of the project was discounted to NPV at a 14.67% discount rate, which represents MM&A’s estimate of the constant dollar, risk adjusted WACC for likely market participants if the subject reserves were offered for sale.  On an un-levered

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

basis, the NPV of the project cash flows represents the Enterprise Value of the project and amounts to $903 million.  The pre-feasibility financial model prepared for the TRS was developed to test the economic viability of each coal resource area.  The NPV estimate was made for purposes of confirming the economics for classification of coal reserves and not for purposes of valuing Arch or its Leer South assets.  Mine plans were not optimized, and actual results of the operations may be different, but in all cases, the mine production plan assumes the properties are under competent management.  Key outputs from the financial model are summarized in the table below.

Table 1-4: Key Operating Statistics1,3

LOM Plan
ROM Tons Produced (x 1,000)	148,193
Clean Tons Produced, Moist Basis (x 1,000)4	77,552
Preparation Plant Yield (%)	52%
Coal Sales Realization ($/ton)2	$98.59
Direct Cash Costs ($/ton)	$42.05
Other Cash Costs ($/ton)	$10.34
Non-Cash Costs ($/ton)	$6.78
Total Costs of Sales ($/ton)	$59.17
Profit/(Loss)	$39.42
EBITDA	$46.21
CAPEX ($/ton)	$6.55

Note 1: The LOM Economic Model was develop based upon mine faces as of October 3, 2021, whereas reserves were calculated as of December 31, 2021. As such, the economic model includes a small portion of tonnages not included in the reserve estimate. Additionally, the LOM model includes tonnages contained within uncontrolled tracts which are not included in reserve estimates.

Note 2: Realized coal prices are based upon a combination of thermal (middlings) and high-volatile A coking coal products. Realized coal prices incorporate HCC indices, adjustments from metric tons to short tons, adjustments for transportation costs and assumed prices for thermal products.

Note 3: The LOM model and associated economic analysis is intended to prove the economic viability of the subject coal tonnage, allowing controlled tons to be classified as “reserve”. The exercise should not be construed to represent a valuation of Arch’s holdings. Long term cash flows incorporate forward looking market projections which are expected to vary over time based upon historic volatility of coal markets.

Note 4:	Saleable tons for financial modeling purposes are presented on a moist basis whereas reserve tons are presented on a dry basis.

A sensitivity analysis was completed by MM&A to determine the influence of changes to various assumptions in the financial model.  Based on the results, the project is most sensitive to assumed sales price, followed by operating costs, and then capital estimates.

1.11	Permitting

Arch has obtained all mining and discharge permits to operate its mine and processing, loadout, and related support facilities.  MM&A is unaware of any obvious or current Arch permitting issues that are expected to prevent the issuance of future permits.  Leer South, along with all coal producers, is subject

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

to a level of uncertainty regarding permits due to the United States Environmental Protection Agency (EPA) involvement with state programs.

1.12	Conclusion and Recommendations

Sufficient data have been obtained through various exploration and sampling programs and mining operations to support the geological interpretations of seam structure and thickness for coal horizons situated on the Leer South Property.  The data are of sufficient quantity and reliability to reasonably support the coal resource and coal reserve estimates in this TRS.

The geological data and preliminary feasibility study, which consider mining plans, revenue, and operating and capital cost estimates are sufficient to support the classification of coal reserves provided herein.

This geologic evaluation conducted in conjunction with the preliminary feasibility study concludes that the 64.5 Mt of marketable underground coal reserves identified on the Property are economically mineable under reasonable expectations of market prices for metallurgical coal products, estimated operation costs, and capital expenditures.  In order to successfully recover the aforementioned controlled reserves, additional properties must be acquired by Arch.  Such properties contain an estimated additional one-million tons of recoverable coal.

2Introduction
2.1	Registrant and Terms of Reference

This report was prepared for the sole use of Arch Land, LLC and Arch Resources, Inc. (together “Arch”) and its affiliated and subsidiary companies and advisors.  The report provides a statement of coal resources and coal reserves for Arch, as defined under the United States Securities and Exchange Commission (SEC) SK-1300 standards.

The report provides a statement of coal reserves for Arch.  Exploration results and Resource calculations were used as the basis for the mine planning and the preliminary feasibility study completed to determine the extent and viability of the reserve.

Coal resources and coal reserves are herein reported in the U.S. system of measurement and are rounded to millions of short tons.

2.2	Information Sources

The technical report is based on information provided by Arch and reviewed by Michael G. McClure, CPG; and Steven A. Keim, PhD, PE.  Additionally, Mr. Timothy J. Myers, PE, of Marshall Miller and

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Associates, participated in site visits to the operations and contributed to the development of this report.  These gentlemen were assisted by various technical staff of MM&A.

Arch engaged MM&A to conduct a coal reserve evaluation of the Arch coal properties as of December 31, 2021.  For the evaluation, the following tasks were to be completed:

>	Conduct site visits of the mines and mine infrastructure facilities, most recently in October 2020;
>	Process the information supporting the estimation of coal resources and reserves into geological models;
>	Develop life-of-reserve mine (LOM) plans and financial models;
>	Hold discussions with Arch company management; and
>	Prepare and issue a TRS providing a statement of coal reserves which would include:
-	A description of the mine and facilities.
-	A description of the evaluation process.
-	An estimation of coal reserves with compliance elements as stated under the SEC S-K 1300 standards.

MM&A reviewed pertinent exploration information provided by Arch, including a robust exploration and quality database. Additionally, mine plans and life-of-mine economic models were provided by Arch and reviewed by MM&A. Arch provided various property maps, permit maps, and additional ancillary data to MM&A for the engagement.

2.3	Personal Inspections

MM&A is very familiar with Leer South, having provided a variety of services in recent years, and the MM&A employees involved in the development this TRS have conducted site inspections, to both surface and underground facilities, on October 8, 2020.

Moreover, between 1998 and 2021, MM&A has had a presence on the Property through its geophysical logging division, GLS, having e-logged nearly 110 exploration holes for Arch and its predecessors.   MM&A has also conducted numerous hydrogeological and geotechnical investigations at the subject property.

3Property Description
3.1	Location

The Leer South Mine Complex is located in Barbour, Harrison, and Taylor Counties, West Virginia (see Figure 1-1) approximately 3 miles northwest of Philippi, which is the county seat of Barbour County.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Surface facilities for the mine are located adjacent to US Highway 119.  The Leer South mine transports coal to the CSX railroad via the Appalachian and Ohio Railroad (A&O), and from there to Grafton, West Virginia.

The Property is located on the following United States Geological Survey (USGS) 7.5-Minute Quadrangles: Brownton, Grafton, Philippi, and Rosemont, West Virginia.  Current mining projections fall within the Brownton,  Philippi, and Rosemont quadrangles.

The coordinate system and datum used for the model of Leer South and subsequent maps were produced in the West Virginia State Plane North system, NAD 27.

3.2	Titles, Claims or Leases

For the Lower Kittanning seam, the Property is composed of approximately 25,000 total acres controlled by Arch, approximately 85-percent of which are owned.  For the Clarion seam, Arch controls approximately 12,000 total acres, of which approximately 80-percent of which are leased.

Subject to Arch’s exercising its renewal rights thereunder, all the leases expire upon exhaustion of the relevant coal reserves, which is expected to occur in 2039.  MM&A has not carried out a separate title verification for the coal property and has not verified leases, deeds, surveys, or other property control instruments pertinent to the subject resources.  Arch has represented to MM&A that it controls the mining rights to the reserves as shown on its property maps, and MM&A has accepted these as being a true and accurate depiction of the mineral rights controlled by Arch.  The TRS assumes the Property is developed under responsible and experienced management.

3.3	Mineral Rights

Arch supplied property control maps to MM&A related to properties for which mineral and/or surface property are controlled by Arch.  While MM&A accepted these representations as being true and accurate, MM&A has no knowledge of past property boundary disputes or other concerns, through past knowledge of the Property, that would signal concern over future mining operations or development potential.

Property control in Appalachia can be intricate.  Coal mining properties are typically composed of numerous property tracts which are owned and/or leased from both land-holding companies and private individuals or companies.  It is common to encounter severed ownership, with different entities or individuals controlling the surface and mineral rights.  Mineral control in the region is typically characterized by leases or ownership of larger tracts of land, with surface control generally comprised of smaller tracts, particularly in developed areas.

Legal mining rights may reflect a combination of fee or mineral ownership and fee or mineral leases of coal lands through various surface and mineral lease agreements.  There is also a relatively small

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

amount of area where the coal is partially owned and/or partially leased on a limited number of individual tracts.

Control of the surface property is necessary to conduct surface mining but is not necessary to conduct underground mining.  Given that the Property has had active mining operations dating back to the 1970’s, Arch, and its predecessors, have a successful history of obtaining any necessary rights and the associated permits to mine.

3.4	Encumbrances

No Title Encumbrances are known.  By assignment, MM&A did not complete a query related to Title Encumbrances.

3.5	Other Risks

There is always risk involved in property control.  Arch’s land division and legal teams continually examine critical properties and associated deeds and title control in order to minimize the risk.  MM&A is not aware of any historical  property control challenges related to Leer South’s operations.

4Accessibility, Climate, Local Resources, Infrastructure and Physiography
4.1	Topography, Elevation, and Vegetation

The Leer South mine is located on the Appalachian plateau of northern West Virginia.  The topography of the Property consists of rolling terrain with slopes rising from the Tygart River and associated tributaries.  The Tygart River Valley extends from Pocahontas County, West Virginia, north through Randolph, Barbour, Taylor and Marion Counties.  The Leer South mine is located to the west of the Tygart River northwest of the town of Philippi, West Virginia.  The upper elevations consist of sinuous ridgelines of elevations rising up to 1,900 feet.

The terrain drops off from the higher elevations with steep slopes down to Foxgrape Run, Little Hackers Creek, Hackers Creek and Shooks Run to the south.  The drainages of Stewart Run, Spaw Lick and Brushy Fork are found to the southwest.  Pleasant Creek, Simpson Creek, Camp Run, Stillhouse Run, Bartlett Run and Beards Run are located to the north.  There are scattered areas of relatively flat lying pastureland on the river and stream floodplain terraces.  Maximum relief of the Property is approximately 900 feet.  Elevation ranges from 1,000 feet on Simpson Creek to the north and up to 1,905 feet on a knob located between Stewart Run and the head of Simpson Creek.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

The surface of the Leer South mine property consists mostly of unmanaged forestland and pastureland.  The forestland consists of typical West Virginia forest species with Oak/Hickory as the dominant forest-type group with a lesser percentage of the Maple/Beech/Birch forest group.

4.2	Access and Transport

The Leer South mine office is located off of US Route 119, near the town of Philippi in Barbour County, West Virginia.  The nearest cities are Clarksburg and Bridgeport, West Virginia, approximately 17 miles to the northwest.  The city of Buckhannon, West Virginia is located 26 miles to the south of the mine.  The property can be accessed from Clarksburg/Bridgeport via West Virginia Route 76 and US Route 50.  The property can be accessed from Buckhannon via US Route 119 to Philippi.

The nearest airport to the mine is the North Central West Virginia Airport (CKB) which is located in Bridgeport, West Virginia.  The North Central West Virginia Airport is 17 miles from the mine office.  The Morgantown Municipal Airport (MGW) is located 43 miles to the north in Morgantown, West Virginia.

The Leer South mine transports coal to the CSX Railroad (CSX) via the Appalachian and Ohio Railroad (A&O).  A&O operates 158 miles of shortline from Cowen, West Virginia to Grafton, West Virginia.  CSX operates the Mountain Subdivision from Cumberland, Maryland through Grafton, West Virginia.  CSX operates a rail yard at Grafton, West Virginia.

4.3	Climate and Length of Operating Season

The climate of the Leer South mine property is classified as a humid continental climate.  This entails hot, humid summers and moderately cold winters.  Climate conditions vary greatly in the state of West Virginia due to influence of the rugged topography.  Average high temperatures range from 82 to 87 degrees Fahrenheit in the summer with average ranges from 15 to 25 degrees Fahrenheit for the lows in winter.  Average yearly rainfall measured in Philippi, West Virginia is 52 inches per year.  The Leer South mine operates year-round.

4.4	Infrastructure
The Leer South Complex has sources of water, power, personnel, and supplies readily available for use.  Personnel have historically been sourced from the surrounding communities in Barbour, Harrison, and Taylor counties, and have proven to be adequate in numbers to operate the mine.  As mining is common in the surrounding areas, the workforce is generally familiar with mining practices, and many are experienced miners.  Water is sourced locally from local streams overlying and proximal to Arch’s property.  The mine also utilizes ground water from an old abandoned mine.  Electricity is sourced from MonPower, a First Energy Company.  Additionally, water is sourced from the toe of the refuse impoundment for various uses in the mine and plant.  The service industry in the areas surrounding the mine complex has historically provided supplies, equipment repairs and fabrication, etc.  The Arch-owned Leer South Preparation Plant services the mine via a slope conveyor system which transports

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

extracted coal from an underground bunker to the surface facility.  The Appalachian and Ohio rail line serves as the main means of transport from the mine.
5History
5.1	Previous Operation

The area north of Philippi, West Virginia along the Tygart River has had mining in the Lower Kittanning seam since the early 1900’s.  The West Virginia Geologic and Economic Survey (WVGES) and the West Virginia Department of Environmental Protection (WVDEP) show the following companies and mines operating in the area along the Tygart River near the Leer South property:

>	Midland Coal and Coke No. 1 Mine (1905)
>	Bar-Jay Coal Company, Morral No. 1 and No. 2 Mines (1957)
>	Ketchum Coal Company, Mine No. 1 (1964)
>	Johnson Coal Company (1974)
>	Pittston Coal Group / Badger Coal Company, Mines No. 13 and 14 (1974, 1984)

The Leer South mine property has had mining occur under a number of companies and mine names as listed below:

>	Republic Steel Corporation / Kitt Energy Company, Kitt mine (1974 Initial development)
>	Republic Steel Corporation / Kitt Energy Company, Kitt mine (1975 – 1982 production)
>	Old Ben Coal Company, Kitt mine (1982 – 1987)
>	Black Diamond Energy Inc., name changed to Diamond No. 1 Mine (1987 - 1990)
>	Anker Group subsidiary Philippi Mining Company / Philippi Development, Inc., name changed to Sentinel Mine (1990)
>	Philippi Development, Inc. changed name to Anker West Virginia Mining Company, Sentinel Mine (1998)
>	Anker Mining Company, Sentinel Mine production transferred to Upper Kittanning seam (2000)
>	Anker Mining Company / Wolf Run Mining Company, Sentinel Mine (2005)
>	International Coal Group / Wolf Run Mining Company, Sentinel Mine (Lower Kittanning mining ended 2006)
>	International Coal Group / Wolf Run Mining Company, Sentinel Mine (Clarion seam mining begins 2006)

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

>	Arch Coal Inc. / Wolf Run Mining Company, Sentinel Mine (Clarion seam mining, 2011)
>	Arch Coal Inc. / Wolf Run Mining Company, Sentinel Mine (Expansion into Lower Kittanning seam 2018)
>	Arch Resources, Inc. /Sentinel Mine name changed to Leer South mine (2020) (Mining both Lower Kittanning and Clarion)

A large number of deep and contour strip surface mines occurred in the area in the Pittsburgh and Redstone seams.  This mining occurs approximately 800 feet above the Lower Kittanning seam.

5.2	Previous Exploration

Exploration work carried out by previous companies consists of continuous core drilling and e-logging of rotary drill holes.  Previous to Arch Coal Inc./Arch Resources Inc. control of the Property there were 289 drill holes drilled within the area of the Leer South Lower Kittanning and Clarion mine plans.

The following lists companies, number of drill holes drilled, laboratories used and dates of drilling.

Table 5-1: Summary of Previous Exploration

Company	No. of Drill Holes	Quality Lab	Years Drilled
Simpson Creek Collieries	1	None	1955
Badger Coal Company	4	None	1965
Island Creek Coal Company	1	Island Creek Co. Lab	1967
Badger Coal Company	3	Badger Coal Co. Lab	1968
Mountaineer Coal Company	3	None	1968
Badger Coal Company	3	Badger Coal Co. Lab	1969
Hillman Coal and Coke Company	4	None	1970
Badger Coal Company	8	Badger Coal Co. Lab	1970
Badger Coal Company	9	Badger Coal Co. Lab	1971
Hillman Coal and Coke Company	2	Unknown lab	1972
Hillman Coal and Coke Company	18	Unknown lab	1973
Republic Steel Corporation	1	None	1973
Tygart West Inc./Hillman Coal Co.	2	Unknown lab	1973
Tygart West Inc. /Hillman Coal Co.	4	Unknown lab	1974
Badger Coal Company	14	Pittston Coal Group Lab	1975
Bethlehem Mines Corporation	1	Bethlehem Mines Corp. Chemical Lab	1975
Badger Coal Company	23	Pittston Coal Group Lab	1976
Badger Coal Company	1	Pittston Coal Group Lab	1977
Consol Energy, Inc.	1	None	1977
Badger Coal Company	6	None	1978
Consol Energy, Inc.	1	None	1978
Republic Steel Corporation	32	Republic Steel Chemical Lab	1978
Petroleum Development Corp.	1	None	1979
Republic Steel Corporation	31	Republic Steel Chemical Lab	1979
Hillman Coal Company	10	Unknown Lab	1980
Republic Steel Corporation	3	Commercial Testing and Engineering Co.	1980
Hillman Coal Company	3	Unknown Lab	1981
Republic Steel Corporation	11	Commercial Testing and Engineering Co.	1981
Republic Steel Corporation	3	None	1982
Kitt Energy Corporation	9	None	1983
Kitt Energy Corporation	1	None	1983
Hillman Coal Company	3	None	1987

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Company	No. of Drill Holes	Quality Lab	Years Drilled
Anker Energy Corporation	2	None	1990
Anker Energy Corporation	3	Coal Operators Analytical Lab	1998
Anker Energy Corporation	2	None	1999
Anker Energy Corporation	1	None	2001
Anker Energy Corporation	2	None	2002
Ryanstone Coal Company	3	Standard Laboratories, Inc.	2002
CDX Gas, LLC	5	Unknown Lab	2004
Anker Energy Corporation	1	None	2005
CDX Gas, LLC	6	Unknown Lab	2005
CDX Gas, LLC	10	Unknown Lab	2006
International Coal Group, LLC	21	Coal Operators Analytical Lab	2006
CDX Gas, LLC	6	None	2007
CDX Gas, LLC	8	None	2008
International Coal Group, LLC	2	None	2009
6Geological Setting, Mineralization and Deposit
6.1	Regional, Local and Property Geology

The strata of the Tygart Valley in Taylor and Barbour Counties, West Virginia consists of Pennsylvanian age sedimentary strata of the Monongahela Group, the Conemaugh Group, and the Allegheny Formation.   The gently dipping layered strata consists of shale, sandstone, claystone, fireclay and coal seams.  At present, economic sedimentary deposits are limited to coal.

The Monongahela Group includes the Sewickley, Redstone and Pittsburgh coal seams.  The Pittsburgh seam has been heavily surface and deep mined at higher elevations in the Tygart region.

The Conemaugh group coal seams include the Elk Lick, Harlem, Bakerstown and Brush Creek coal seams.  These seams are generally thin and discontinuous on the Leer South property.  No known mining has taken place in the Conemaugh group coal seams in the Leer South mine area.

The Allegheny Formation includes the Upper and Lower Freeport coal seams, Johnstown Limestone, Upper and Lower Kittanning coal seams, the Clarion and Brookville coal seams.  The Upper Kittanning, Lower Kittanning and Clarion seams have been deep mined in the Leer South area.  All other coal seams of the Allegheny Formation in the area occur in limited areal extent and are of insufficient thickness for mining.  The Upper Kittanning coal seam has had limited mining in the area, often hampered by soft floor strata and high sulfur content.  Leer South is currently mining the Lower Kittanning seam and the Clarion seam.

6.1.1	Lower Kittanning Seam Distribution

The Lower Kittanning seam has been heavily mined to the east and south of current mining in the Kitt mine.  The Leer South Lower Kittanning reserve is situated from Mansfield, West Virginia, in the south and extends north to Rosemont, West Virginia.  The reserve extends from US Route 119 on the east

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

side to Glade Run on the west side of the reserve.  The reserve is approximately 9.5 miles in length (northwest to southeast) and approximately 5.9 miles wide, (northeast to southwest).

The Lower Kittanning seam consists primarily of a dual-bench horizon (tagged as 4600) with a thin boney coal or carbonaceous shale parting between the two benches, (typically less than 1 foot in thickness).  An overlying Rider seam (tagged as 4650) is present primarily within the southern portion of the mine plan that can add an additional 2.7 feet of coal to the Lower Kittanning seam.  Drill holes show the seam thickness within the reserve boundary ranging from 0.0 to 6.6 feet, (10.9 feet including the rider).  The Lower Kittanning seam thins to less than 3.0 feet to the west of the Leer South Lower Kittanning mine plan.

6.1.2	Clarion Seam Distribution

Drill holes show the Clarion seam to be located within an interval of 41 to 132 feet below the Lower Kittanning across the Property; and within the areas where Lower Kittanning longwall and Clarion continuous miner projections are both planned for mining,  the interval between the seams ranges from 56 to 74 feet.  The Clarion has been mined at Leer South since 2006.  The Clarion reserve lies north of Philippi, West Virginia and west of the Tygart River.

The Clarion seam consists of three principal coal horizons (tagged as 4000, 3800 and 3400 benches,) with thin discontinuous shale and boney coal partings.  Mining in the Clarion seam typically consists of mining the 4000 bench and portions of the lower benches (3800 and the 3400 benches) which are typically higher-ash, higher-sulfur and lower-yield products.  Wherever feasible, mining targets the higher quality upper portion of the Clarion seam.

6.2	Mineralization

The generalized stratigraphic columnar section in Figure 6-1 demonstrates the vertical relationship of the principal coal seams and rock formations on or adjacent to the Property.

Marshall Miller and Associates, Inc. 25

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Figure 6-1: Generalized Stratigraphic Column for the Northern Appalachian Basin (not to scale)

6.3	Deposits

The coal produced at Leer South is typically High Volatile (>31% volatile matter) bituminous coal.  Due to the historical value of the Lower Kittanning and Clarion seams as high-volatile bituminous coals, both seams have been extensively mined in the region.  Multiple coal benches are found within both the Lower Kittanning and Clarion horizons within the projections for the Property.  Due to relatively high sulfur and high ash middling material, neighboring producers (including Arch’s Leer property) produce two products, including a low-ash coking coal and high-ash, high-sulfur thermal blend product.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

6.3.1	Lower Kittanning Seam

The 4650 (Rider) and 4600 (Main seam) benches are splits of the Lower Kittanning horizon present on the Property and within the projected mining areas.  Due to variations in the splitting and merging characteristics of these coal beds, two mining configurations are present within the Lower Kittanning horizon.

1.	Main seam only (4600 bench), ranging from 0.00 feet to a maximum of 9.00 feet, typically from 4.50 to 5.00 feet within the longwall panel areas. The Lower Kittanning seam consists primarily of a dual-bench horizon (tagged as 4600) with a thin boney coal or carbonaceous shale parting between the two benches, (typically less than 1 foot in thickness). Main seam only mining occurs where the Rider is either not present or is located above the assumed 7.00-foot average cutting height of the longwall shearer.
2.	Main seam with overlying Rider seam (4600 + 4650), or Full seam. Mining of the two benches occurs where the Rider is located within the 7.00-foot average cutting height of the longwall shearer. Under this scenario, the parting between the two benches ranges typically from 1.00 to 2.00 feet, and the resulting maximum mining height (assuming that the full extent of the Rider seam is excavated) approaches 10.90 feet.

The Lower Kittanning seam is situated below drainage throughout the Property and is accessible by existing slopes and shafts.  Composition of the mine floor varies across the projected mine area, consisting primarily of shale, sandy shale, and occasionally shaley fireclay.  The lithologic composition of the immediate roof strata exhibits greater variability due to the presence (or absence) of the Rider seam but consists primarily of dark gray to black shale which coarsens upward to sandy shale.  As noted above, the Rider seam can occur within 1-foot of the top of the Main seam where it is included within the mineable section but may occur more than 15 feet above the Main bench.

6.3.2	Clarion Seam

The Clarion seam is present as multiple benches across the Property and within the projected mining areas, identified as follows in descending stratigraphic order: 4000 (uppermost and thickest benches with lowest sulfur content), 3800 (middle bench with intermediate sulfur content, also referred to as the upper leader), and 3400 (lowermost bench typically with highest sulfur content, also referred to as the lower leader or “rash”).

The 3800 and 3400 benches exhibit significantly greater variability in thickness than the 4000, and in some locations, are entirely absent.  Due to variations in the splitting / merging and quality characteristics of these coal beds, and in conjunction with the minimum continuous miner cutting height (5.50 feet), two mining configurations are present within the Clarion horizon.

Furthermore, due to variations within the database regarding the stratigraphic position of the 3800 and 3400 seam tags, and the manner in which core samples were analyzed, two additional engineering tags

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

have been applied to the database (Clarion Upper Floor, or “CLRUF”, and Clarion Lower Floor, or “CLRLF”) in order to mark the position of the mine floor under two separate mining scenarios as described in Items 2 and 3 below.  (Each of these engineering tags has a thickness of zero.)

1.	The 4000 bench only ranges from 1.00 feet to 6.00 feet and is typically 4.00 to 5.50 feet within mine plan areas. It consists primarily of a dual-benched horizon with thin boney coal or carbonaceous shale parting (from 0.15 to 1 foot in thickness) between the two benches. This seam is mined alone where the underlying 3800 and 3400 benches are either absent or are practically beyond the mineable limit of the continuous miner. Wherever the thickness of the 4000 bench is less than 5.50 feet, the CLRUF and CLRLF engineering tags have been inserted below the 4000 Bench at a depth that equates to a minimum mining height of 5.50 feet (refer to Exhibits 1 and 2 in the Appendix of this report).
2.	The 4000 + 3800 (upper leader) typical range from 5.70 to 7.00 feet within mine plan areas. The base of this mining scenario is defined by the CLRUF tag (refer to Map 3 in the Appendix.) A shale parting occurs between the two benches, ranging from 0.50 to 1.00 feet in thickness. Immediate floor strata are typically coal belonging to the high-ash 3400 bench. NOTE: This presentation of this modeling and reserve configuration is presented for informational purposes only. Reserves are not projected exclusive of the lower leader rash zone. While mining practices can periodically isolate the lower rash zone and exclude it from the mineable section, the report authors have opted to include the lower rash zone tonnage and associated quality degradation for reserve computations.
3.	The 4000 + 3800 (upper leader) + 3400 (lower leader): typical range from 7.00 to 8.50 feet within mine plan areas. The base of this mining scenario is defined by the CLRLF tag. (Refer to Map 1 in the Appendix.) A thin shale parting occurs between the 3800 and 3400 benches, ranging from 0.00 to 0.10 feet in thickness; the immediate floor underlying the 3400 bench is dark gray to black shale, with occasional fireclay.

The Clarion seam is situated below drainage throughout the Property and is accessible by existing slopes and shafts.  Depending upon the thickness of the 4000 bench, and the underlying 3800 and 3400 benches, the composition of the mine floor can vary significantly across the projected mine area, from coal to carbonaceous shale to clayey shale or fireclay.

The lithologic composition of the immediate roof strata consists of dark gray to carbonaceous shale which typically coarsens upward to sandy shale and occasionally sandstone.  Moreover, some areas of the mine roof demonstrate the influence of sandstone paleochannels (refer to Exhibit 2 in the Appendix of this report), where finer-grained clastics have been entirely scoured within the immediate roof of the seam and replaced with sandstone strata.

Marshall Miller and Associates, Inc. 28

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

7Exploration
7.1	Nature and Extent of Exploration

All Arch Resources exploration pertaining to long-range planning and reserve definition-based work consists of core drilling.  No other forms of exploration have been carried out on the Leer South mine property, with the exception of channel sampling which is utilized for short term planning and quality projections.

Since 2011 Arch Coal Inc./Arch Resources Inc. has drilled approximately 95 core holes for the Lower Kittanning seam and 88 drill holes for the Clarion seam in the Leer South mine reserve.  All drill holes were cored with core samples sent to Standard Laboratory Inc. (Standard) for quality analyses and to Appalachian Mining and Engineering, Inc. (AME) for strength testing.

Extensive exploration in the form of subsurface drill efforts has been carried out on the Property by numerous entities, most of which were completed prior to the acquisition by Arch.  Diamond core, and CBM drilling are the primary types of exploration on the Property.  Data for correlation and mining conditions are derived from core descriptions and geophysical logging (e-logging).  Coal quality analyses were also employed during the core exploration process.  A total of 1,761 points of observation (drill holes and mine measurements) have been used to delineate the coal resources and reserves.  The location of the drilling is shown on the maps included in Figure 7-1.

Marshall Miller and Associates, Inc. 29

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Figure 7-1: Drillhole Location Map

Leer South Complex
Taylor, Preston and Barbour Counties, West Virginia
Drillhole Locations
General Site Map
0
10
miles
Taylor County
Harrison County
Barbour County
Lake Ridge
Oral Lake
Rosemont
Flemington
Simpson
Brydon
Galloway
Bear Mountain
Pepper
Adaline
Berryburg
Hopewell
Corder Crossing
Overfield
Philippi
Mansfield
Elk City
Lower Kittanning Mining Area
Clarion Mining Area
277000
257000
237000
1798000
0
2
Miles
Coordinate System: WVN NAD27

The concentration of exploration varies slightly across the Property, with the proposed underground mining areas having the highest concentration of drill holes.  Drilling on the Property is typically sufficient for delineation of potential underground mineable benches.  Core logging is carried out by professional geologists for all drillholes.  Geophysical logging (e-logging) techniques, by contrast, document specific details useful for geologic interpretation and mining conditions.  Given the variability of data-gathering methods, definitive mapping of future mining conditions may not be possible, but projections and assumptions can be made within a reasonable degree of certainty and are supported by successful ongoing operations in the same horizons by Arch.

Marshall Miller and Associates, Inc. 30

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

A significant effort was put into verifying the integrity of the database.  Once this was established, stratigraphic columnar sections were generated using cross-sectional analysis to establish or confirm coal seam correlations.  A typical cross-section is shown in Figure 7-2.

Figure 7-2: Generalized Leer South Cross-Section

Due to the long history of exploration by various parties on the Property, a wide variety of survey techniques exist for documentation of data point locations.  Older exploration drill holes may have been located by survey and more recently completed drill holes are often located by high-resolution Global Positioning System (GPS) units.  However, some older holes have been approximately located using USGS topography maps or other methods which are less accurate.  Therefore, discretion had to be used regarding the accuracy for the location and ground surface elevation of some of these older drill holes.  In instances where a drill hole location (or associated coal seam elevations) appeared to be inconsistent with the overall structural trend (or surface topography for surface-mineable areas), the data point was

Marshall Miller and Associates, Inc. 31

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

not honored for geological modeling.  Others with apparently minor variances were adjusted or then used by MM&A .

Surveying of the underground and surface mined areas has been performed by the mine operators and/or their consulting surveyors.  By assignment, MM&A did not verify the accuracy or completeness of supplied mine maps but accepted this information as being the work of responsible engineers and surveyors.

MM&A compiled comprehensive topographic map files by selecting the best available aerial mapping for each area and filling any gaps with digital USGS topographic mapping.

7.2	Non-Drilling Procedures and Parameters

Exploration work associated with long term mine planning predominantly consists of core drilling.  Additionally, short term mine planning and quality projections utilize channel sampling obtained from existing mine workings.  No other forms of exploration have been carried out on the Leer South mine property.

7.3	Drilling Procedures

Arch Land exploration consists of continuous core drilling using contract drilling companies.  HQ core (3.76-inch diameter drillhole yielding 2.5-inch core samples) is normally used in the Leer South mine property.  Exploration drilling provides core samples of roof strata, the coal seam and floor strata.  Roof and floor strata samples are typically sent for geotechnical strength testing.  Coal seam cores are sent to certified laboratories for quality analyses; and some coal cores are placed in sealed canisters to determine gas content and gas composition.  Upon completion of each site, the drill holes are geophysically logged where caliper, density, gamma, resistivity and sonic logs are run.  In accordance with Arch Land’s procedures and standards for exploration, each drill site location is surveyed.

Geologic logs were provided to MM&A as part of a geological database.  MM&A geologists were not involved in the production of original core logs but did perform a basic check of information within the provided database.  Where geophysical logs for such holes are available, they were used by MM&A geologists to verify the coal thickness and core recovery of seams.

7.4	Hydrogeology

Mining in Leer South in both the Lower Kittanning and Clarion coal seams will be below surface drainage.  In general, the hydrogeologic system for Leer South is similar to that of longwall mining in the Leer Mine to the north.  As such, longwall mining in the Lower Kittanning seam in Leer South is expected to involve stream undermining, undermining of aquifers, and mining through coalbed methane wells.  In addition, longwall mining in Leer South will occur beneath previous above-drainage mining in the Pittsburgh coal seam; however, with an average interburden thickness of approximately 800 feet between the Lower Kittanning and the Pittsburgh seams, the potential for adverse interaction

Marshall Miller and Associates, Inc. 32

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

is not expected.  MM&A provided predictive longwall subsidence modeling for Leer South to facilitate planning of post-mining hydrogeologic conditions.  Based upon the successful history of the operation at Leer Mine with regard to hydrogeological features, and the generally similar nature of the hydrogeologic conditions at Leer Mine and Leer South, MM&A assumes that the Leer South operation has the knowledge and experience to minimize and mitigate potential hydrogeologic concerns.

7.5	Geotechnical Data

Mining plans for potential underground mines were developed by Arch and modified by MM&A to fit current property constraints.  Pillar stability for longwall operations in the Lower Kittanning seam was checked by MM&A using the Analysis of Coal Pillar Stability (ACPS) program.  ACPS integrates the older Analysis of Retreat Mining Pillar Stability (ARMPS), Analysis of Longwall Pillar Stability (ALPS), and Analysis of Multiple Seam Stability (AMSS) software packages (originally developed by the National Institute for Occupational Safety and Health [NIOSH]) into a single pillar design framework.  MM&A reviewed the results from the ACPS analysis and considered them in the development of the LOM plan.

MM&A conducted a mine visit in October 2020 to observe mine conditions.  During the visit, MM&A observed conditions in a room-and-pillar section of the Clarion seam and in the main entries in the Lower Kittanning seam.  Evidence of horizontal stress was noted in the mains entries and in the right rib of three working faces in the Lower Kittanning seam.  The ground control system included steel wire mesh with eight foot fully grouted bolts, cable bolts, truss bolts and rib bolts.  MM&A verified appropriate orientations of the Leer South mine plans using Analysis of Horizontal Stress in Mining (AHSM).

8Sample Preparation Analyses and Security
8.1	Prior to Sending to the Lab

Prior to Arch’s acquisition of the Property, the protocol for preparing and testing samples has varied over time and is not fully documented for the older holes drilled on the Property.  Typical core-drilling sampling methods for coal in the United States involves drilling through the seam, removing the core from the barrel, describing the lithology, wrapping the sample in a sealed plastic sleeve and placing it lengthwise into a covered core box, and carefully marking hole ID and depth intervals on each box and lid, allowing the core to be delivered to a laboratory in correct stratigraphic order, and with original moisture content.  This process has been the norm for both historical and ongoing exploration activities at the Leer South Property.

This work is typically performed by the supervising driller, geologist, or company personnel.  Samples are most often delivered to the company by the driller after each shift or acquired by company personnel or representatives.  MM&A did not participate in the collection, sampling, or analysis of the core samples.  However, it is reasonable to assume, given the consistency of quality from previous

Marshall Miller and Associates, Inc. 33

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

operators, that these samples were generally collected and processed under industry best practices.  This assumption is based on MM&A’s familiarity with the operating companies and the companies used to perform the analyses.

Subsequent to acquisition of the Property by Arch, routine exploration procedures have included the placement of target coal seams from the core barrel into a plastic lined wooden core box.  The coal seam is then measured and described by the geologist.  The coal sample is then covered in plastic with the wooden box sealed.  Cardboard dividers and foam tubing are used to tightly pack and cushion the coal sample within the wooden box.  The coal core boxes are transported to the Arch Land core shed at Tucker Run where they are locked in a secure building.  The geologist’s seam thickness measurements are checked against the geophysical logs for thickness accuracy and to confirm core recovery.  Within two weeks of completion of the core hole, the coal samples are removed from the wooden core boxes and placed in sealed plastic bags.  The samples are coded and labelled with sample identification numbers based on drillhole id (DT2001), sample sequence (A, B, C, etc..), and sample number, (1, 2, 3 etc..).  (Example DT2001A1 = first sample of first seam in drillhole DT2001.)

8.2	Lab Procedures

Coal-quality testing has been performed over many years by operating companies using different laboratories and testing regimens.  Some of the samples have raw analyses and washabilities on the full seam (with coal and rock parting layers co-mingled) and are mainly useful for characterizing the coal quality for projected production from underground mining.  Other samples have coal and rock analyzed separately, the results of which can be manipulated to forecast underground mining quality.  Care has been taken to use only those analyses that are representative of the coal quality parameters for the appropriate mining type for each sample.  Unlike many Appalachian properties, Leer South only has interest in two deep seams.

Standard procedure upon receipt of core samples by the testing laboratory is to: 1) log the depth and thickness of the sample; then 2) perform testing as specified by a representative of the operating company.  Each sample is then analyzed in accordance with procedures defined under American Society for Testing and Materials (ASTM) standards including, but not limited to washability (ASTM D4371); ash (ASTM D3174); sulfur (ASTM D4239); Btu/lb. (ASTM D5865); volatile matter (ASTM D3175); Free Swell Index (FSI) (ASTM D720).

Subsequent to acquisition of the Property by Arch, quality samples are bagged and labelled, the samples are initially delivered to Standard for quality analyses.  Quality samples go to Standard Lab in Bellington, West Virginia for sample preparation (crushing, splitting and sizing), Proximate, Washability, Ash Fusion, Ultimate, Ash Mineral Analyses, Dilatometer and Plastometer (coking) analyses and Trace Elements analyses.  Standard ships splits of the samples to the SGS North America Inc. (SGS) lab in Sophia, West Virginia for petrographic analyses.

Marshall Miller and Associates, Inc. 34

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Standard and SGS are contracted for performing quality analyses for Arch Resources; each of these is a certified coal quality testing facility.

According to Arch’s protocols, quality control procedures are followed by its geologists to protect sample integrity and to ensure core samples are always under their control.  Once core samples have been analyzed, field geologists scrutinize the resulting quality data for accuracy.  Once satisfied the data reports are accurate, the quality analyses are entered into the CoalAccess database.  Upon data entry completion, the modelling geologists export the data and inspects the data for variance from expected norms.  If any data shows outside the norm for the Property, the data is checked against lab results to ensure proper data entry.  Quality data is gridded and mapped, and anomalous data (or “bullseyes”) in the data mapping is investigated.  If the anomalous data is accurate, those items are brought to the attention of the mine engineers and sales staff.

Arch Land procedures for quality analyses provide a full range of coal quality analyses so engineers and sales staff working with the data have a complete listing of the coal seam quality for each drill hole completed by Arch Land.

Each company engaged in coal mining has its own parameters for coal core quality analyses.  Many companies tailor their quality analyses procedures for particular coal seam, particular properties and for particular preparation plants.  Arch Land quality testing is designed to provide Arch engineers and sales staff with an extensive or full catalog of coal quality analyses.

9Data Verification
9.1	Procedures of Qualified Person

All data generating procedures undertaken by Arch Land geologists have redundant data processing steps designed to ensure all data generated and used is checked and cross checked for accuracy.

Drill hole locations are surveyed to ensure accurate locations.  Drill holes are e-logged to ensure seam thickness and interburden thickness recorded by drillers and geologists are accurate.  All original drillhole, survey, geologic, geophysical and quality data is scanned and stored on Arch’s server so it can be accessed and checked by any Arch engineering or Sales personnel against the database, modeling and mapping.

MM&A reviewed the Arch supplied digital geologic databases.  The database consists of data records, which include drill hole information for holes that lie within and adjacent to the Property and records for numerous supplemental coal seam thickness measurements.  Upon completion of the database verification, copies of a subset of records were printed on a test-case basis, and cross referenced to the original document for verification.  Once the initial integrity of the database was established, stratigraphic columnar sections were generated using cross-sectional analysis to establish or confirm

Marshall Miller and Associates, Inc. 35

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

coal-seam correlations.  Geophysical logs were used wherever available to assist in confirming the seam correlation and to verify proper seam thickness measurements and recovery of coal samples.

After establishing and/or verifying proper seam correlation, seam data-control maps and geological cross-sections were generated and again used to verify seam correlations and data integrity.  Once the database was fully vetted, seam thickness, base-of-seam elevation, roof and floor lithologic information, and overburden maps were independently generated for use in the mine planning process.

9.2	Limitations

As with any exploration program, localized anomalies cannot always be discovered.  The greater the density of the samples taken, the less the risk.  Once an area is identified as being of interest for inclusion in the mine plan, additional samples are taken to help reduce the risk in those specific areas.  In general, provision is made in the mine planning portion of the study to allow for localized anomalies that are typically classed more as a nuisance than a hinderance.

9.3	Opinion of Qualified Person

Sufficient data have been obtained through various exploration and sampling programs and mining operations to support the geological interpretations of seam structure and thickness for coal horizons situated on the Leer South Property.  The data are of sufficient quantity and reliability to reasonably support the coal resource and coal reserve estimates in this TRS.

10Mineral Processing and Metallurgical Testing
10.1	Testing Procedures

Coal core samples generated by Arch Land drilling and channel samples taken within the Leer South mine are subjected to metallurgical testing at Standard and SGS.  Metallurgical testing consists of ultimate, sulfur forms, ash mineral analyses, trace element analyses, Gieseler and Arnu (coking analyses) and petrographic analyses.

Arch Land procedures for metallurgical quality analyses provide a wide range of coal quality analyses.  This provides Leer South mine engineers and Arch sales staff working with the mine have a complete listing of the Lower Kittanning coal seam quality for each drillhole and channel sample taken by Arch Land.

Separate tabulations have been compiled for basic chemical analyses (both raw and washed quality), petrographic data, rheological data and chlorine, ash, ultimate and sulfur analysis are maintained in MM&A’s files.

Marshall Miller and Associates, Inc. 36

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Available coal-quality data were tabulated by resource area in Microsoft® EXCEL workbooks provided by Arch, and the details of that work are maintained on file at the offices of Arch and MM&A.  These tables also provide basic statistical analyses of the coal quality data sets, including average value; maximum and minimum values; and the number of samples available to represent each quality parameter of the seam.  Coal samples that were deemed by MM&A geologists to be unrepresentative were not used for statistical analysis of coal quality, as documented in the tabulations.

The projected mine plans presented for both the Clarion and Lower Kittanning seams were examined and quality borings were selected for examination in order accurately characterize the coal resources.  Sampled interval information from the float sink analyses of each selected boring was correlated against MM&A developed geologic strip logs.  This process determined what geologic strata was sampled in each analysis.  In the case of the Clarion seam, samples were individual or combinations of the Clarion seam, the parting, the Lower Clarion, and the Floor Rash.  In the Lower Kittanning samples were individual or combinations of the Lower Kittanning Rider, the parting, and the Lower Kittanning seam.

Once the type of sampled material was determined for each float sink analysis, composites were calculated for the metallurgical and thermal products.  When the sample material was unsized, by zero, a cumulative float 1.50 specific gravity (SG) product was used to represent the metallurgical product.  When a sample contained multiple size classes, a cumulative float 1.50 SG product was used for the coarse and intermediate material.  Data for the fine material was generally reported at a cumulative float 1.30 or 1.35 SG product.  Appropriate weight percentages were applied to each size class in order to calculate the combined metallurgical product.  A SG cut point of 1.70 was used for determining the thermal product.  The incremental data was calculated between the cumulative 1.50 and 1.70 SG products and this information, along with proper weight percentages for each size class, was used to calculate the combined thermal product.  When multiple size classes were present, no fine material was included in the thermal product, as is the case for current production and processing at the operation.

10.1.1	Clarion Product Compositing

Production in the Clarion seam targets a mineable section that extends halfway through the Lower Clarion strata.  This section is preferred, rather than mining completely through the Lower Clarion or the Floor Rash, due to a significant increase in sulfur content in the lower half of the Lower Clarion and the Floor Rash.  Daily sulfur analysis is performed and modifications to cutting height are made on the sections in order to avoid this high sulfur material.

Care was taken to accurately represent this mining procedure by compositing quality data to reflect either the reported 5.5-foot minimum cutting height or a cutting height to a depth of roughly half of the Lower Clarion.  Quality sampling information did not always allow for an exact match to be made in these instances, but all efforts were made to be as accurate as possible.

Marshall Miller and Associates, Inc. 37

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Product information from separate strata were composited together in order to produce the desired cutting height.  Weight percentages for each stratum were determined by using their thicknesses and relative densities.  In instances where the parting was not sampled or it was necessary to take unsampled rock in order to reach the minimum cutting height, a SG of 2.2 was used to represent this material.  It was assumed that all material from the unsampled parting or rock would report to the sink fraction, and thus would only influence product yield and would have no influence on product quality.

A second set of quality composites were also performed for the Clarion seam.  In this procedure it was assumed that the entire section would be mined through the Floor Rash.  Every sampled interval was included in the quality composite for this procedure.  The same procedures and assumptions were followed as previously described.  The main difference being new derivations of weight percentage relationships for the individual strata in each boring to represent the full section.  Where necessary, unsampled parting or unsampled rock were included with an assumed density of 2.2 SG.  Again, it was assumed that all of the unsampled parting or rock material would report to the sink fraction and would have no impact on product quality but would influence product yield.

10.1.2	Lower Kittanning Product Compositing

A minimum cutting height of 7 feet was used when considering the product for the Lower Kittanning seam.  Generally, this resulted in only the metallurgical and thermal product characteristics for the Lower Kittanning seam being reported.  Although, in some select areas, the parting between the Lower Kittanning Rider and Lower Kittanning narrows, and a minimum cutting height of 7 feet would begin to intrude on the Lower Kittanning Rider.  In these instances, metallurgical and thermal product characteristics for the Lower Kittanning Rider have also been reported.

Unlike the compositing work performed on the Clarion, where the mineable section was modeled including rock dilution where necessary, these samples are reported on a coal only basis.  Unsampled parting or rock material have not been added back into the calculations in order to modify the yield.

The amount and areal extent of coal sampling for geological data is generally sufficient to represent the quality characteristics of the coal horizons and allow for proper market placement of the subject coal seams.  For some of the coal deposits there are considerable laboratory data from core samples that are representative of full extent of the resource area; and for others there are more limited data to represent the resource area.  For example, in the active operations with considerable previous mining, there may be limited quality data within some of the remaining resource areas; however, in those cases the core sampling data can be supplemented with operational data from mining and shipped quality samples representative of the resource area.

10.2	Relationship of Tests to the Whole

The extensive sampling and testing procedures followed in the Coal Industry typically result in a strong correlation between sample quality and Marketable product.

Marshall Miller and Associates, Inc. 38

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

10.3	Lab Information

Core and channel sample quality samples are bagged and labelled; the samples are delivered to Standard for quality analyses.  Quality samples go to Standard in Bellington, West Virginia for sample preparation (crushing, splitting and sizing), Proximate, Washability, Ash Fusion, Ultimate, Ash Mineral Analyses, Dilatometer and Plastometer (Gieseler and Arnu coking) analyses and Trace Elements analyses.  Standard ships splits of the samples to the SGS lab in Sophia, West Virginia for petrographic analyses.

Standard and SGS are contracted to perform quality analyses for Arch, both of which are certified analytical testing laboratories.

Each sample is analyzed at area Laboratories that operate in accordance with procedures defined under ASTM standards including, but not limited to washability (ASTM D4371); ash (ASTM D3174); sulfur (ASTM D4239); Btu/lb. (ASTM D5865); volatile matter (ASTM D3175); Free Swell Index (FSI) (ASTM D720).

10.4	Relevant Results

Coal seam recovery estimates are based on washability analyses performed on coal cores and channel samples.  Ash, sulfur, volatile matter and yield data from multiple washability fractions are modelled and mapped.  Grids and mapping are provided to Leer South mine engineers for calculation of mine recovery.  Mine recovery takes into account washability yield, mining method and preparation plant performance.

11Mineral Resource Estimates

MM&A independently created a geologic model to define the coal resources at Leer South.  Coal resources were estimated as of December 31, 2021.

11.1	Assumptions, Parameters and Methodology

Geological data were imported into Carlson Mining® (formerly SurvCADD®) geological modelling software in the form of Microsoft® Excel files incorporating, drill hole collars, seam and thickness picks, bottom seam elevations and raw and washed coal quality.  These data files were validated prior to importing into the software.  Once imported, a geologic model was created, reviewed and verified- with a key element being a gridded model of coal seam thickness.  Resource tons were estimated by using the seam thickness grid based on each valid point of observation and by defining resource confidence arcs around the points of observation.  Points of observation for Measured and Indicated confidence arcs were defined for all valid drill holes that intersected the seam using standards deemed acceptable by MM&A based on a detailed geologic evaluation and a statistical analysis of all drill holes within the projected reserve areas as described in Section 11.1.1.  The geological evaluation

Marshall Miller and Associates, Inc. 39

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

incorporated an analysis of seam thickness related to depositional environments, adjacent roof and floor lithologies, and structural influences.

After validating coal seam data and establishing correlations, the thickness and elevation for seams of economic interest were used to generate a geologic model.  Due to the relative structural simplicity of the deposits and the reasonable continuity of the tabular coal beds, the principal geological interpretation necessary to define the geometry of the coal deposits is the proper modeling of their thickness and elevation.  Both coal thickness and quality data are deemed by MM&A to be reasonably sufficient within the resource areas.  Therefore, there is a reasonable level of confidence in the geologic interpretations required for coal resource determination based on the available data and the techniques applied to the data.

Table 11-1 below provides the geological mapping and coal tonnage estimation criteria used for the coal resource and reserve evaluation.  These cut-off parameters have been developed by MM&A based on its experience with the Arch property and are typical of mining operations in the Central Appalachian coal basin.  This experience includes technical and economic evaluations of numerous properties in the region for the purposes of determining the economic viability of the subject coal reserves.

Table 11-1: General Reserve and Resource Criteria

Item	Parameters	Technical Notes and Exceptions*
• General Reserve Criteria
Reserve Classification	Reserve and Resource
Reliability Categories	Resource (Measured, Indicated, and Inferred) Reserve (Proven and Probable)	To better reflect geological conditions of the coal deposits, distance between points of observation is standard USGS (in feet), respectively, for measured and indicated.
Effective Date of Resource Estimate	December 31, 2021
Effective Date of Reserve Estimate	December 31, 2021	Financial modeling was conducted based off of mine faces as of October 7, 2021.
Seam Density	Variable, dependent upon seam characteristics (based on available drill hole quality).
• Underground-Mineable Criteria
Map Thickness	Total seam thickness
Minimum Seam Thickness (Resource)	3.0 feet or 50% Estimated Visual Recovery
Minimum Seam Thickness (Reserve)	3.0 feet for the Lower Kittanning Seam 5.5 feet for the Clarion Seam*	*Clarion seam: Estimated Visual Recovery (EVR) of 50% based on 5.50’ cutting height is the principal constraint
Minimum Mining Thickness	7.0 feet for the Lower Kittanning Seam 5.5 feet for the Clarion Seam
Minimum In-Seam Wash Recovery	50 percent
Wash Recovery Applied to Coal Reserves	Based on average yield for drill holes within specified reserve areas.
Out-of-Seam Dilution Thickness for Run-of-Mine Tons Applied to Coal Reserves	Based upon the delta between seam height and minimum mining criteria.	2.3 SG used for dilution tonnage estimate
Mine Barrier	Not applicable
Adjustments Applied to Coal Reserves	No moisture addition for coal reserves—reserves reported as dry basis.

Note:  Exceptions for application of these criteria to reserve estimation are made as warranted and demonstrated by either actual mining experience or detailed data that allows for empirical evaluation of mining conditions.  Final classification of coal reserve is made based on the pre-feasibility evaluation.

Marshall Miller and Associates, Inc. 40

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

11.1.1	Geostatistical Analysis for Classification

MM&A completed a geostatistical analysis on drill holes within the reserve boundaries to determine the applicability of the common United States classification system for measured and indicated coal resources.  Historically, the United States has assumed that coal within ¼-mile of a point of observation represents a measured resource whereas coal between ¼-mile and ¾-mile from a point of observation is classified as indicated.  Inferred resources are commonly assumed to be located between ¾-mile and 3 miles from a point of observation.  Per SEC regulations, only measured and indicated resources may be considered for reserve classification, respectively as proven and probable reserves.

MM&A performed a geostatistical analysis test of the Leer South data set using the Drill Hole Spacing Analysis (DHSA) method.  This method attempts to quantify the uncertainty of applying a measurement from a central location to increasingly larger square blocks and provides recommendations for determining the distances between drill holes for measured, indicated, and inferred resources.

To perform DHSA the data set was processed to remove any erroneous data points, clustered data points, as well as directional trends.  This was achieved through the use of histograms, as seen in Figure 11-1, color coded scatter plots showing the geospatial positioning of the borings, Figure 11-2, and trend analysis.

Figure 11-1: Histogram of the Total Coal Thickness for the Lower Kittanning Seam Present in the Leer South Complex	Figure 11-2: Scatter plot of the Total Coal Thickness for the Lower Kittanning Seam Present in the Leer South Complex

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Following the completion of data processing, a variogram of the data set was created, Figure 11-3.  The variogram plots average square difference against the separation distance between the data pairs.  The separation distance is broken up into separate bins defined by a uniform lag distance (e.g., for a lag distance of 500 feet the bins would be 0 – 500 feet, 501 – 1,000 feet, etc.).  Each pair of data points that are less than one lag distance apart are reported in the first bin.  If the data pair is further apart than one lag distance but less than two lag distances apart, then the variance is reported in the second bin.  The numerical average for differences reported for each bin is then plotted on the variogram.  Care was taken to define the lag distance in such a way as to not overestimate any nugget effect present in the data set.  Lastly, modeled equations, often spherical, gaussian, or exponential, are applied to the variogram in order to represent the data set across a continuous spectrum.

Figure 11-3: Variogram of the Total Coal Thickness for the Lower Kittanning Seam
Present in the Leer South Complex

The estimation variance is then calculated using information from the modeled variogram as well as charts published by Journel and Huijbregts (1978).  This value estimates the variance from applying a single central measurement to increasingly larger square blocks.  Care was taken to ensure any nugget effect present was added back into the data.  This process was repeated for each test block size.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

The final step of the process is to calculate the global estimation variance.  In this step the number square blocks that would fit inside the selected study area is determined for each block size that was investigated in the previous step.  The estimation variance is then divided by the number of blocks that would fit inside the study area for each test block size.  Following this determination, the data is then transformed back to represent the relative error in the 95th-percentile range.

Figure 11-4 shows the results of the DHSA performed on the Lower Kittanning seam data for the Leer South Complex.  DHSA provides hole to hole spacing values, these distances need to be converted to radius from a central point in order to compare to the historical standards.  A summary of the radius data is shown in Table 11-3.  DHSA prescribes measured, indicated, and inferred drill hole spacings be determined at the 10-percent, 20-percent, and 50-percent levels of relative error, respectively.

Figure 11-4: Result of DHSA for the Lower Kittanning Seam Present in the Leer South Complex

Gaussian
Exponential
Spherical
Relative Error 95% Percentile Range
Drill Hole Spacing (ft)
0
5
10
15
20
25
30
35
40
2000
4000
6000
8000
10000
12000

Table 11-2: DHSA Results Summary for Radius from a Central Point

Model:	Measured Radial Distance (10% Relative Error)	Indicated Radial Distance (20% Relative Error)	Inferred Radial Distance (50% Relative Error)
	(Miles)	(Miles)	(Miles)
Gaussian:	0.60	1.09	2.59
Spherical:	0.57	1.06	2.56
Exponential:	0.55	1.02	2.44

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Comparing the results of the DHSA to the historical standards, it is evident that the historical standards are more conservative than even the most conservative DHSA model with regards to determining measured resources.  The Exponential model recommends using a radius of 0.55 miles for measured resources compared to the historical value of 0.25 miles.  With respect to indicated resources historical standards are once again more conservative than the DHSA recommendations.  The Exponential model recommends using a radius 1.02 miles, while the Gaussian and Spherical models recommend a radius of 1.09 and 1.06 miles, respectively.  These values exceed the historical radius of 0.75 miles.  These results have led the QP’s to report the data following the historical classification standards, rather than use the results of the DHSA.

11.2	Qualified Person’s Estimates

Mineral resources, representing in-situ coal in which a portion of reserves are derived, are presented below.  Based on the work described and detailed modelling of the areas considering all the parameters defined, a coal resource estimate, summarized in Table 11-3, was prepared as of December 31, 2020, for property controlled by Arch.

Pricing data as provided by Arch is described in Section 16.2.  The pricing data assumes a weighted average domestic and international FOB-mine price of approximately $111 per ton for calendar year 2022.  The weighted-average price decreases to approximately $101 per ton in year 2023 and stabilizes at approximately $97 per ton over the LOM.

Table 11-3: Coal Resources Summary as of December 31, 2021

	Coal Resource (Dry Tons, In Situ, Mt)
Seam	Measured	Indicated	Inferred	Total
Clarion, Including Lower Floor Rash Material
Inclusive of Reserve	9.14	0.92	0.00	10.06
Exclusive of Reserve	8.85	4.02	0.00	12.87
Total	17.99	4.94	0.00	22.94
Lower Kittanning Rider
Inclusive of Reserve	4.92	0.48	0.00	5.40
Exclusive of Reserve	0.00	0.00	0.00	0.00
Total	4.92	0.48	0.00	5.40
Lower Kittanning
Inclusive of Reserve	115.70	42.16	0.78	158.63
Exclusive of Reserve	0.00	0.00	0.00	0.00
Total	115.70	42.16	0.78	158.63
Grand Total
Total	138.60	47.58	0.78	186.96

Note 1: Coal resources are reported on a dry basis. Surface moisture and inherent moisture are excluded.

11.3	Qualified Person’s Opinion

While there is some level of stratigraphically controlled seam-thickness variability the Lower Kittanning coal seam at Leer South demonstrate reasonable thickness consistency according to the classification

Marshall Miller and Associates, Inc. 44

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

system of measured (0 – 0.4 miles), indicated (0.4 to 1.2 miles), and inferred (1.2 to 4.8 miles).  MM&A geologists and engineers modeled the deposit and delineated mineable regions to reflect the nature of each seam and the practicality of mining constraints.  Based on MM&A‘s geostatistical analysis, it would be possible to extend the measured arcs slightly beyond historically accepted practices due to consistent geological settings.  These results have led the QP’s to report the data following the historical classification standards, rather than use the results of the DHSA.

Based on the data review, the attendant work done to verify the data integrity and the creation of an independent geologic model, MM&A believes this is a fair and accurate representation of the Leer South coal resources.

12Mineral Reserve Estimates
12.1	Assumptions, Parameters and Methodology

Coal Reserves are classified as proven or probable considering “modifying factors” including mining, metallurgical, economic, marketing, legal, environmental, social, and governmental factors.

>	Proven Coal Reserves are the economically mineable part of a measured coal resource, adjusted for diluting materials and allowances for losses when the material is mined. It is based on appropriate assessment and studies in consideration of and adjusted for reasonably assumed modifying factors. These assessments demonstrate that extraction could be reasonably justified at the time of reporting.
>	Probable Coal Reserves are the economically mineable part of an indicated coal resource, and in some circumstances a measured coal resource, adjusted for diluting materials and allowances for losses when the material is mined. It is based on appropriate assessment and studies in consideration of and adjusted for reasonably assumed modifying factors. These assessments demonstrate that extraction could be reasonably justified at the time of reporting.

Upon completion of delineation and calculation of coal resources, MM&A generated a LOM plan for Leer South.  The footprint of the LOM plan is shown on the resource map in Appendix C.  The Mine plan was generated based on the forecast mine plan and permit plan provided by Arch with modifications by MM&A where necessary due to current property control limits, modifications to geologic mapping, or other factors determined during the evaluation.

Carlson Mining software was used to generate the LOM plan for Leer South.  The mine plan was sequenced based on productivity schedules provided by Arch.  MM&A judged the productivity estimates and plans to be reasonable based on experience and current industry practice.

At the Leer South Mine, a minimum mining height of 7 feet was used due to the longwall mining method being employed.  For coal seams thinner than the assigned mining height, the difference between the

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

coal seam height and assigned mining height consists of OSD.  Mine recovery generally varies between 40 and 60 percent for continuous mining panels, and 100 percent for longwall.  Plant recovery is a function of in-seam recovery, OSD and plant efficiency factor, which is set at 95 percent.

Raw, ROM production data outputs from LOM plan sequencing were processed into Microsoft® EXCEL spreadsheets and summarized on an annual basis for processing into the economic model.  Average seam densities were estimated to determine raw coal tons produced from the LOM plan.  Average mine recovery and wash recovery factors were applied to determine coal reserve tons.

Coal reserve tons in this evaluation are reported at as a dry product, exclusive of inherent and surface moisture.

Pricing data as provided by Arch and is described in Section 16.2.  The pricing data assumes a thermal sales realization (FOB-mine) of approximately $23 to $29 per ton and a coking coal sales realization of approximately $98 to $187 per ton.  Realized coal prices are based upon a combination of thermal (middlings) and high-volatile A coking coal products.  Realized coal prices incorporate HCC indices, adjustments from metric tons to short tons, and adjustments for transportation costs and assumed prices for thermal products.  Based on projections provided by Arch, both coking and thermal products are expected to stabilize via a short-term decline.

The coal resource mapping and estimation process, described in the report, was used as a basis for the coal reserve estimate.  Proven and probable coal reserves were derived from the defined coal resource considering relevant processing, economic (including technical estimates of capital, revenue, and cost), marketing, legal, environmental, socio-economic, and regulatory factors and are presented on a moist, recoverable basis.

As is customary in the US, the categories for proven and probable coal reserves are based on the distances from valid points of measurement as determined by the QP for the area under consideration.  For this evaluation, measured resource, which may convert to a proven reserve, is based on a 0.25-mile radius from a valid point of observation.

Points of observation include exploration drill holes, degas holes, and mine measurements which have been fully vetted and processed into a geologic model.  The geologic model is based on seam depositional modeling, the interrelationship of overlying and underlying strata on seam mineability, seam thickness trends, the impact of seam structure, intra-seam characteristics, etc.  Once the geologic model was completed, a statistical analysis, described in Section 11.1.1 was conducted and a 0.25-mileradius from a valid point of observation was selected to define Measured Resources.

Likewise, the distance between 0.25 and 0.75 of a mile radius was selected to define Indicated Resources.  Indicated Resources may convert to Probable Reserves.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

There are negligible Inferred Resources (greater than a 0.75-mile radius from a valid point of observation) at Leer South.

12.2	Qualified Person’s Estimates

With the exception of some isolated resource blocks associated with the Clarion seam, reserve tonnage estimates provided herein report coal reserves derived from the in-situ resource tons presented in Table 11-3, and not in addition to coal resources.  Proven and probable coal reserves were derived from the defined coal resource considering relevant mining, processing, infrastructure, economic (including estimates of capital, revenue, and cost), marketing, legal, environmental, socio-economic and regulatory factors.  The coal reserves, as shown in Table 12-1, are based on a technical evaluation of the geology and a preliminary feasibility study of the coal deposits.  The extent to which the coal reserves may be affected by any known environmental, permitting, legal, title, socio-economic, marketing, political, or other relevant issues has been reviewed rigorously.  Similarly, the extent to which the estimates of coal reserves may be materially affected by mining, metallurgical, infrastructure and other relevant factors has also been considered.

Table 12-1: Coal Reserves Summary (Dry Basis) as of December 31, 2021

	Demonstrated Coal Reserves (Dry Tons, Washed or Direct Shipped, Mt)
	By Reliability Category			By Product		By Control Type
Seam	Proven	Probable	Total	Met ~1.5 Float SG	Thermal ~1.5 x 1.70 SG	Owned	Leased	Partially Owned	Partially Leased
Clarion, Including Lower Floor Rash Material	1.25	0.07	1.32	1.12	0.20	0.24	0.65	0.00	0.43
Lower Kittanning Rider	2.18	0.07	2.24	1.97	0.27	0.15	1.81	0.13	0.16
Lower Kittanning	42.71	18.25	60.96	52.68	8.28	53.40	4.12	2.98	0.47
Total	46.14	18.39	64.53	55.77	8.75	53.79	6.58	3.11	1.05

Uncontrolled	4.91	1.52	6.43	5.58	0.86

Note:

*Uncontrolled tons are reported for informational purposes only and are not part of the reserves.  Uncontrolled tonnages are contained within small mineral tracts which must be acquired for execution of the life-of-mine plan.  As such, uncontrolled tonnages are included in the LOM financial model.  See appendix for maps which show details of mineral control.

**Metallurgical tonnages and thermal tonnages (and associated quality) are respectively based upon an approximate 1.50 float and 1.50 x 1.70 specific gravity, as this represented the most consistent coal quality data. In reality, Arch’s actual plant operating gravities vary depending upon required product specifications. See “Mineral Processing and Metallurgical Testing” chapter of report for more detailed explanation on derivation of product yields. Exploration coal quality commonly varies from saleable product quality.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 12-2: Summary of Quality (dry basis)

	Met (~1.50 Float SG)*			Thermal (~1.5 x 1.70 SG)*
Seam	Ash	Sulfur	Vol	Ash	Sulfur	BTU
Clarion*	9.6	1.5	33	31.9	3.1	10,088
Lower Kittanning Rider	8.4	1.3	35	31.9	4.3	9,431
Lower Kittanning	8.8	1.3	34	34.8	2.7	8,539
Total	8.8	1.3	34	34.6	2.8	8,602

*Metallurgical tonnages and thermal quality (and associated tonnages) are respectively based upon an approximate 1.50 float and 1.50 x 1.70 specific gravity, as this represented the most consistent coal quality data. See “Mineral Processing and Metallurgical Testing” chapter of report for more detailed explanation on derivation of product yields.

**Qualities presented which correspond with each respective market placement (metallurgical and thermal) are based upon exploration information at prescribed density cutpoints. These quality estimates should be viewed as predictive—actual produced quality will vary based upon a multitude of factors, including, but not limited to: plant operating practices and associated efficiency; plant equipment circuitry; plant feed quality and size distribution; and contractual product specifications

The results of this TRS define an estimated 64.5 Mt of proven and probable marketable coal reserves.  Of that total, 72 percent are proven, and 28 percent are probable.  There are 53.8 Mt of owned coal reserves and 6.6 Mt of leased coal and 4.2 Mt of partial control reserves.  Of the 64.5 Mt of marketable reserves, approximately 86-percent are associated with metallurgical coal markets, and all of the Leer South reserves are assigned.

12.3	Qualified Person’s Opinion

The estimate of coal reserves was determined in accordance with the SEC S-K1300 standards.

The LOM mining plan for Leer South was prepared to the level of preliminary feasibility.  Mine projections were prepared with a timing schedule to match production with coal seam characteristics.  Production timing was carried out from current locations to depletion of the coal reserve area.  Coal reserve estimates could be materially affected by the risk factors described in Section 22.2.

Based on the preliminary feasibility study and the attendant economic review, MM&A believes this is a fair and accurate calculation of the Leer South coal reserves.

13Mining Methods
13.1	Geotech and Hydrogeology

The hydrogeologic conditions to be encountered by mining at Leer South are expected to be generally similar to those at the current Leer operation.  The Leer South mine will be below drainage and will involve undermining of surface streams and groundwater aquifers.  The Leer South mine will also be undermining previous above-drainage mine workings in the Pittsburgh coal seam; however, with the average interburden between the Lower Kittanning and the Pittsburgh seams being approximately 800 feet, the potential for interaction is considered minimal.  MM&A did not observe any adverse

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

hydrogeologic conditions in the existing portion of Leer South during an October 2020 mine visit.  In addition, MM&A completed predictive longwall subsidence modeling for the proposed Leer South mine to assist Arch with planning for post-mining hydrogeologic conditions.

The mine plans for Leer South were developed by Arch and reviewed by MM&A. Pillar stability in the Lower Kittanning seam was checked by MM&A using the ACPS program, which integrates the original NIOSH-developed ARMPS, ALPS, and AMSS software packages into a single pillar design framework.  MM&A also utilized AHSM (developed by NIOSH) to check the orientation of the proposed mining in relation to available principal horizontal stress directions for the region.  Historical knowledge of mining in the area and observations from an October 2020 mine visit by MM&A indicate that horizontal stress conditions are likely to be present during mining in Leer South.  As observed by MM&A, current Leer South operations are taking steps to mitigate the horizontal stress, including enhanced ground control measures and strategic mine layout orientation.

13.2	Production Rates

The Leer South mine is active with five continuous mining sections and one longwall section currently operating in the Lower Kittanning Seam and four continuous miner units operating in the Clarion Seam.   Continuous Miner operations at Leer South by Arch and its predecessor have been ongoing for many years.  Longwall Mining has been ongoing for a number of years at Arch’s nearby Leer Mining Complex which operates in the Lower Kittanning Seam, with longwall mining commencing at Leer South in 2021.  The mine plan and productivity expectations reflect historical performance and efforts have been made to adjust the plan to reflect future conditions.  MM&A is confident that the mine plan is reasonably representative to provide an accurate estimation of coal reserves.  Mine development and operation have not been optimized within the TRS.

Longwall production is scheduled for approximately 343 to 363 days each year, which represents production on seven days per week with allowances for holidays and longwall moves.  On each day, the continuous mining sections and longwall produce coal on two shifts with an idle maintenance shift.  The sections are configured as regular sections with one continuous miner available for production on each section.  During mains development, two production units are brought together to work as a Super Section arrangement (two CM units operating on the same conveyor belt feeder).  Productivity is planned at the rate of 100 feet of advance per shift of operation for the single continuous miner sections, 180 feet of advance per shift of operation for the Super Section miner sections and 50 feet per day of longwall retreat.  Productivities are expected to increase moderately over time and reasonable ramp up expectations to increase productivity are included in the Arch model.

Carlson Mining software was used by MM&A to generate mine plans for the underground mineable coal seam.  Mine plans were sequenced based on productivity schedules provided by Arch, which were based on historically achieved productivity levels.  All production forecasting ties assumed production rates to geological models as constructed by MM&A’s team of geologists and mining engineers.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

As shown in Table 13-1, the areas planned for underground production continue until 2039.  Clean coal production varies directly with coal thickness and the number of continuous miner units operating during a calendar year.

Table 13-1: Summary of Production by Year (Moist Tons x 1,000)

Mine Name	2021	2022	2023	2024	2025	2026	2027	2028
Clarion Deep Mine (CM Only)	212	558	493	335	28	0	0	0
Kittanning Deep Mine (LW)	679	4,162	3,962	4,471	4,702	4,569	4,647	4,491
Total	892	4,720	4,455	4,806	4,730	4,569	4,647	4,491

Mine Name	2029	2030	2031	2032	2033	2034	2035	2036
Clarion Deep Mine (CM Only)	0	0	0	0	0	0	0	0
Kittanning Deep Mine (LW)	4,303	4,405	4,864	4,334	3,920	3,997	4,306	4,338
Total	4,303	4,405	4,864	4,334	3,920	3,997	4,306	4,338

Mine Name	2037	2038	2039	2040	2041	2042	2043	2044
Clarion Deep Mine (CM Only)	0	0	0	0	0	0	0	0
Kittanning Deep Mine (LW)	4,487	4,633	654	0	0	0	0	0
Total	4,487	4,633	654	0	0	0	0	0
13.3	Mining Related Requirements

Although the Continuous Miner Sections are significantly more expensive to operate on a cost-per-ton basis, they are necessary to develop areas of the mine for longwall production.  At the time of this study Leer South had five (5) operating continuous miner stations that were used to develop main entries and gate roads in preparation for the longwall operations in the Lower Kittanning Seam.  As the mine develops, this number will reduce as CM development gains on the longwall move times.   An additional four (3) continuous miner units were operating in the Clarion Seam which will complete mining during a two-year to four-year period.

13.4	Required Equipment and Personnel

The Leer South Mine is transitioning from a continuous miner operation to a longwall operation.  The longwall is only planned to operate in the Lower Kittanning seam, with the Clarion operations only utilizing continuous mining units.   Equipment for the longwall mining unit will be acquired and the continuous miner units will purpose to providing longwall panels for the longwall unit to mine.

The longwall shearing machine is used for extraction of coal at the production face.  A chain conveyor is used to remove coal from the longwall face for discharge onto the conveyor belt which then ultimately deliver it to an underground storage bunker.  Development for the longwall is conducted by the extraction of coal from the production faces using continuous miners and haulage using shuttle cars to a feeder-breaker located at the tail of the section conveyor belt.  The feeder-breaker crushes large pieces of coal and rock and regulates coal feed onto the mine conveyor.  Roof-bolting machines are used for to support the roof on the development sections of the longwall mines.  Roof-bolting machines are used to install roof bolts, and battery scoops are available to clean the mine entries and assist in

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

delivery of mine supplies to work areas.  Other supplemental equipment such as personnel carriers, supply vehicles, etc., are also used daily.

Mine conveyors typically range in width from 42 inches to 72 inches.  Multiple belt flights are arranged in series to deliver raw coal to the underground storage.  Along the main and sub-main entries and panels, a travel way is provided for personnel and materials by rubber-tired equipment or on rail.  Leer South utilizes a slope belt in order to transport ROM coal from the Lower Kittanning seam level underground storage bunker through a haulage slope to the underlying Clarion Seam workings and then through the Clarion Seam slope to the surface where the coal may be sampled, crushed and washed in the preparation plant and stockpiled to await shipment.

Surface ventilation fans are installed as needed to provide a sufficient volume of air to ventilate production sections, coal haulage and transport entries, battery charging stations, and transformers in accordance with approved plans.  High-voltage cables deliver power throughout the mine where transformers reduce voltage for specific equipment requirements.  The Mine Improvement and New Emergency Response Act of 2006 (MINER Act) requires that carbon monoxide detection systems be installed along mine conveyor belts and that electronic two-way tracking and communications systems be installed throughout underground mines.  Water is required to control dust at production sections and along conveyor belts, and to cool electric motors.  Water is available from nearby sources and is distributed within the mine by pipelines as required.  A maximum total of 490 salary and hourly employees will be assigned to the Lower Kittanning Seam operation.  An additional 242 salary and hourly employees will staff the Clarion Seam workings until phasing out of production in 2025.

13.5	Life of Mine Plan Maps

Figures 13-1 and 13-2 below depict life-of-mine maps as utilized in mine planning for the Clarion and Lower Kittanning horizons.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Figure 13-1: Clarion LOM Map

*Uncontrolled tonnages are contained within small mineral tracts which must be acquired for execution of the life-of-mine plan depicted in Figure 13-1. While the report authors anticipate that Arch will successfully acquire such mining rights, it is important to note their importance to the mining plan presented in this document. Such tons are labeled as “Uncontrolled” in summary tables provided with this document and are not included in reserve totals. More detailed mapping files are retained in Arch and MM&A’s files. Such information is available at the request of the SEC.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Figure 13-2: Lower Kittanning LOM Map

Leer South Complex
Barbour, Taylor and Harrison
Counties, West Virginia
Lower Kittanning Life of Mine
Approximate Mine Plan Boundary
Previous Mining
Lake Ridge
Oral Lake
Rosemont
Simpson Creek
Galloway
76
Bear Mountain
Shaft
Adaland
Berryburg
Hopewell
119
250
Reservoir
Pepper
Overfeild
Elk Creek
57
Elk City
Philippi
Tygart
Valley River
0
2
Miles

* Uncontrolled tonnages are contained within small mineral tracts which must be acquired for execution of the life-of-mine plan depicted in Figure 13-2. While the report authors anticipate that Arch will successfully acquire such mining rights, it is important to note their importance to the mining plan presented in this document. Such tons are labeled as “Uncontrolled” in summary tables provided with this document and are not included in reserve totals. More detailed mapping files are retained in Arch and MM&A’s files. Such information is available at the request of the SEC.

14Processing and Recovery Methods
14.1	Description or Flowsheet

Arch currently operates a coal preparation plant at Leer South.  The Leer South Plant operates at a feed rate of approximately 1,600 raw tons per hour (tph).  Run of mine (ROM) coal is sent from the slope to the Raw Coal #1 stacking tube.  From that point, it is reclaimed, and processing begins with the ROM

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

material being screened at 3 inches.  Oversized material is run through a rotary breaker.  The rotary breaker rejects are discarded as a refuse product.  Material passing the screen and rotary breaker is sent to the Raw Coal #2 stacking tube for further processing.

The material from the Raw Coal #2 stacking tube is reclaimed and sent to the processing plant where it is screened and washed based on relative sizes.  Cleaning circuitry includes a heavy media vessel (plus ½ inch material), heavy media cyclone (1/2 inch by 1-mm material), spirals (1-mm by 100-mesh), and column flotation (100-mesh by 325-mesh).  All vessel and cyclone materials are initially washed at a high gravity to initially discard high ash rock.  This material is then re-washed at a low gravity in a heavy media cyclone to make a metallurgical product and a secondary middlings thermal product.

Figure 14-1: Leer South Preparation Plant as Viewed from Coarse Refuse Conveyor

14.2	Requirements for Energy, Water, Material and Personnel

Personnel have historically been sourced from the surrounding communities in Barbour, Upshur, Harrison and Marion Counties, and have proven to be adequate in numbers to operate the mine.  As mining is common in the surrounding areas, the workforce is generally familiar with mining practices, and many are experienced miners.

The Leer South Complex has sources of water, power, personnel, and supplies readily available for use.  Water is sourced locally from a nearby abandoned underground mine and proximal overlying streams.  Additionally, water is sourced from the toe of the refuse impoundment for various uses in the mine and

Marshall Miller and Associates, Inc. 54

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

plant.  Electricity is sourced from MonPower.  The service industry in the areas surrounding the mine complex has historically provided supplies, equipment repairs and fabrication, etc.

15Infrastructure

The Arch-owned Leer South Preparation Plant services the mine via a slope conveyor system which transports extracted coal from an underground bunker to the surface facility.  The Appalachian and Ohio rail line serves as the main means of transport from the mine.

As an active operation, the necessary support infrastructure for Leer South is in place.  In addition to the plant and loadout, there are also portal facilities, including personnel access to the mine, ventilation fans and a haulage slope.  A photo of the existing facilities is Figure 15-1.

Figure 15-1: Leer South Surface Facilities

16Market Studies
16.1	Market Description

Arch markets its primary coal product from Leer South into high volatile A coking markets.  In order to meet sulfur specifications, Leer’s plant operates at relatively lower gravity cut points, allowing Arch to

Marshall Miller and Associates, Inc. 55

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

make a secondary, high ash product for thermal market consumption.  Quality data from exploration supports assumed market placement.

High volatile coking coal is currently in high demand.  Favorable market conditions for coking coal are expected over the near and long term.

Sales of high-ash, high-sulfur thermal blend coals represent a smaller portion of Leer South’s revenue stream.  Market influence from neighboring producers has the potential to oversupply markets for such a product.  High ash, high sulfur coals are generally not consumed on a stand-alone basis, and require premium quality, low-ash, low-sulfur coals for blending to meet market specifications.

16.2	Price Forecasts

Arch provided MM&A with price forecasts for the Leer South operation.  Arch’s price outlook incorporates in-house knowledge of applicable rail transportation charges, ocean freight charges and port charges.  Concurrent with the active operation, Leer South’s production is assumed to enter coking and thermal coal markets.  Pricing provided by Arch assumes applicable quality adjustments.

Realized coal prices are based upon a combination of thermal (middlings) and high-volatile A coking coal products.  Realized coal prices incorporate HCC indices, adjustments from metric tons to short tons, adjustments for transportation costs and assumed prices for thermal products.

Short term forecasts for thermal blend products assume FOB-mine prices of approximately $23 per ton, increasing to $29 per ton in the short term, and stabilizing around $24 per ton over the long term.  Short term forecasts for coking products assume prices of approximately $187 per ton, decreasing to $109 per ton over the long term.  Long term blended (combined thermal and metallurgical) realizations are equivalent to approximately $97 per ton.

Forecasts provided by Arch are largely aligned with typical coal industry expectations of coking coal markets.  In comparison to short term spot markets, Arch’s estimations of realizations are somewhat conservative.  Long term forecasting of metallurgical coal prices is difficult to predict.  Arch’s assumed long range metallurgical prices are largely aligned with typical historical averages.

16.3	Contract Requirements

Some contracts are necessary for successful marketing of the coal.  For Leer South, since all mining, preparation and marketing is done in-house, the remaining contracts required are:

>	Transportation – The Mine contracts with the Appalachian and Ohio Railway and CSX Transportation to transport the coal to either the domestic customers or to the Curtis Bay or DTA export terminal for overseas shipment.

Marshall Miller and Associates, Inc. 56

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

>	Handling – Contracts for loading vessels for export sales are necessary. These are typically handled by annual negotiations based on projected shipments.
>	Sales – Sales contracts are a mix of spot and contract sales. With the volatility of the market, long-term contracts are not typically written.
17Environmental Studies, Permitting and Plans, Negotiations or Agreements with Local Individuals
17.1	Results of Studies

MM&A has not conducted environmental studies on the subject property.  Based upon our understanding of Arch’s practices, MM&A assumes that Leer South generally has a record consistent with industry standards regarding compliance with applicable mining, water quality, and environmental laws.  Estimated costs for mine closure, including water quality monitoring during site reclamation, are included in the financial models.

17.2	Requirements and Plans for Waste Disposal

Leer South has developed a slurry impoundment south of the preparation plant.  Plans are in place to increase the dam crest elevation and work is progressing on downslope areas.  Arch reports that it has purchased property and is in the process of permitting downstream construction of a slurry impoundment.  Based on projected recovery rates, Arch reports that the impoundment will be sufficient to contain life-of-mine capacity requirements.

A new conveyor belt system has been constructed that brings coarse refuse material to the impoundment crest area.  The existing coarse refuse facility northwest of the preparation plant was described as being completed during the October 2020 mine visit.

Marshall Miller and Associates, Inc. 57

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Figure 17-1: Downslope Coarse Refuse Placement on
Leer South Impoundment (Photograph provided by Arch)

Figure 17-2: Coarse Refuse Stacker and Stockpile Area at Leer South (Photograph provided by Arch)

Marshall Miller and Associates, Inc. 58

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

17.3	Permit Requirements and Status

All mining operations are subject to federal and state laws and must obtain permits to operate mines, coal preparation and related facilities, haul roads, and other incidental surface disturbances necessary for mining to occur.  Permits generally require that the permittee post a performance bond in an amount established by the regulatory program to provide assurance that any disturbance or liability created during mining operations is properly restored to an approved post-mining land use and that all regulations and requirements of the permits are fully satisfied before the bond is returned to the permittee.  Significant penalties exist for any permittee who fails to meet the obligations of the permits including cessation of mining operations, which can lead to potential forfeiture of the bond.  Any company, and its directors, owners and officers, which are subject to bond forfeiture can be denied future permits under the program.1

New permits or permit revisions will occasionally be necessary to facilitate the expansion or addition of new mining areas on the properties, such as amendments to existing permits and new permits for mining of reserve areas.  Exploration permits also are required.  Property under lease includes provisions for exploration among the terms of the lease.  New or modified mining permits are subject to a public advertisement process and comment period, and the public is provided an opportunity to raise objections to any proposed mining operation.  MM&A is not aware of any specific prohibition of mining on the subject property and given sufficient time and planning, Arch should be able to secure new permits to maintain its planned mining operations within the context of current regulations.  Necessary permits are in place to support current production on the Property, but future permits are required to maintain and expand production.  Portions of the Property are located near local communities.  Regulations prohibit mining activities within 300 feet of a residential dwelling, school, church, or similar structure unless written consent is first obtained from the owner of the structure.  Where required, such consents have been obtained where mining is proposed beyond the regulatory limits.

Arch has obtained all mining and discharge permits to operate its mines and processing, loadout, or related facilities.  MM&A is unaware of any obvious or current Arch permitting issues that are expected to prevent the issuance of future permits.  Leer South, along with all coal producers, is subject to a level of uncertainty regarding future clean water permits due to United States Environmental Protection Agency (EPA) involvement with state programs.

The active Mining permits currently held by Leer South are shown in Table 17-1.

1 Monitored under the Applicant Violator System (AVS) by the Federal Office of Surface Mining.

Marshall Miller and Associates, Inc. 59

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 17-1: Leer South Mining Permit

Type	Permit ID	Permit Name	$ Bond	Current Status	Issued Date	Expiration Date	Acres	NPDES No.
Reclamation	U-15-83	Leer South	$345,280	Active	8/11/1983	1/24/2027	182.6	WV0043273
Reclamation	O-113-83	Leer South Refuse	$1,157,300	Active	8/11/1983	6/28/2023	352.3	WV0043273

17.4	Local Plans, Negotiations or Agreements

MM&A found no indication of agreements beyond the scope of Federal or State Regulations.

17.5	Mine Closure Plans

Applicable regulations require that mines be properly closed, and reclamation commenced immediately upon abandonment.  In general, site reclamation includes removal of structures, backfilling, regrading, and revegetation of disturbed areas.  Sediment control is required during the establishment of vegetation, and bond release generally requires a minimum five-year period of site maintenance, water sampling, and sediment control following mine completion.  This requirement is reduced to two years for certain operations involving re-mining.  Reclamation of underground mines includes closure and sealing of mine openings such as portals and shafts in addition to the items listed above.

Estimated costs for mine closure, including water quality monitoring during site reclamation, are included in the financial model.  As with all mining companies, an accretion calculation is performed annually so the necessary Asset Retirement Obligations (ARO) can be shown as a Liability on the Balance Sheet.

17.6	Qualified Person’s Opinion

The Leer South Mine is an operating facility; all necessary permits for current production have been obtained.  MM&A knows of no reason that any permits revisions that may be required cannot be obtained.

Estimated expenditures for site closure and reclamation are included in the financial model for this site.

18Capital and Operating Costs

Capital Cost Estimate

The production sequence selected for a property must consider the proximity of each reserve area to coal preparation plants, river docks and railroad loading points, along with suitability of production equipment to coal seam conditions.  The in-place infrastructure was evaluated, and any future needs were planned to a level suitable for a Preliminary Feasibility Study and included in the Capital Forecast.

Marshall Miller and Associates, Inc. 60

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Arch provided MM&A with a detailed 5-year capital expenditure projection.  MM&A reviewed this schedule and deemed it to be appropriate for financial modeling.  MM&A extrapolated the provided capital schedule through end of mining operations.  Capital forecasting by MM&A assumes that major equipment rebuilds occur over the course of each machine’s remaining assumed operating life.  Replacement equipment was scheduled based on MM&A’s experience and knowledge of mining equipment and industry standards with respect to the useful life of such equipment.  A summary of the estimated capital for the Property is provided in Figure 18-1 below.

Figure 18-1: CAPEX

18.1	Operating Cost Estimate

Arch provided historical and projections of operating costs for MM&A’s review.  MM&A used the historical and/or budget cost information as a reference and developed a personnel schedule for the mine.  Hourly labor rates and salaries were based upon information contained in Arch’s financial summaries and MM&A’s knowledge of regional labor rates.  Fringe-benefit costs were developed for vacation and holidays, federal and state unemployment insurance, retirement, workers’ compensation and pneumoconiosis, casualty and life insurance, healthcare, and bonuses.  A cost factor for mine supplies was developed that relates expenditures to mine advance rates for roof-control costs and other mine-supply costs experienced at underground mines.  Other factors were developed for maintenance and repair costs, rentals, mine power, outside services and other direct mining costs.

Marshall Miller and Associates, Inc. 61

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Other cost factors were developed for coal preparation plant processing, refuse handling, coal loading, property taxes, and insurance and bonding.  Appropriate royalty rates were assigned for production from leased coal lands, and sales taxes were calculated for state severance taxes, the federal black lung excise tax, and federal and state reclamation fees.

Mandated Sales Related Costs such as Black Lung Excise are summarized in Table 18-1.

Table 18-1: Estimated Coal Production Taxes and Sales Costs

Description of Tax or Sales Cost	Basis of Assessment	Cost
Federal Black Lung Excise Tax - Underground	Per Ton	$1.10
Federal Reclamation Fees – Underground	Per Ton	$0.12
West Virginia Reclamation Tax – Underground	Per Ton	$0.74
West Virginia Severance Tax	Percentage of Revenue	5.0%
Royalties	Percentage of Revenue	3.5%

Projected operating costs are shown below in Figure 18-2.

Figure 18-2: OPEX

As shown above, the Leer South Mine’s average cash cost ranges between approximately $45 and $55 per ton for most of the operating period.

Marshall Miller and Associates, Inc. 62

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

19Economic Analysis
19.1	Assumptions, Parameters and Methods

A pre-feasibility LOM plan was prepared by MM&A for the Leer South operations.  MM&A prepared mine projections and production timing forecasts based on coal seam characteristics and incorporated Arch’s LOM projections with adjustments to reflect current property constraints and geological interpretations.  Production timing was carried out from 2021 to depletion (exhaustion) of the coal reserve areas, which is projected for the year 2039.  All costs and prices are based on 2021 constant United States dollars.

The Mine plan, productivity expectations and cost estimates generally reflect historical performance by Arch and efforts have been made to adjust plans and costs to reflect future conditions.  MM&A is confident that the mine plan and financial model are reasonably representative to provide an accurate estimation of coal reserves.

Capital schedules were developed by MM&A for mine development, infrastructure, and on-going capital requirements for the life of the mine.  Staffing levels were prepared, and operating costs estimated by MM&A.  MM&A utilized historical cost data provided by Arch and its own knowledge and experience to estimate direct and indirect operating costs.

The preliminary feasibility financial model, prepared for this TRS, was developed to test the economic viability of the coal reserve area.  The results of this financial model are not intended to represent a bankable feasibility study, required for financing of any current or future mining operations, but are intended to prove the economic viability of the estimated coal reserves.  All costs and prices are based on 2021 constant United States dollars.

On an unlevered basis, the NPV of the project cash flows after taxes was estimated for the purpose of classifying coal reserves.  The project cash flows, excluding debt service, are calculated by subtracting direct and indirect operating expenses and capital expenditures from revenue.  Direct costs include labor, drilling and blasting, operating supplies, maintenance and repairs, facilities costs for materials handling, coal preparation, refuse disposal, coal loading, sampling and analysis services, reclamation and general and administrative costs.  Indirect costs include statutory and legally agreed upon fees related to direct extraction of the mineral.  The indirect costs are the Federal black lung tax, Federal and State reclamation taxes, property taxes, local transportation prior to delivery at rail or barge loading sites, coal production royalties, sales and use taxes, income taxes and State severance taxes.  Arch’s historical costs provided a useful reference for MM&A’s cost estimates.

Sales revenue is based on the metallurgical coal price information provided to MM&A by Arch.

Marshall Miller and Associates, Inc. 63

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Projected debt service is excluded from the P&L and cash flow model in order to determine Enterprise Value.

The financial model expresses coal sales prices, operating costs, and capital expenditures in current day dollars without adjustment for inflation.  Capital expenditures and reclamation costs are included based on engineering estimates for each mine by year.  The Arch division’s existing allocations of administrative costs are continued in the future projections.

Arch will pay royalties for the various current and projected operations.  The royalty rates vary by mining method and location.  The royalty rates for Leer South are estimated to be 3.5% of the sales revenue.

The projection model also includes consolidated income tax calculations at the Arch level, incorporating statutory depletion calculations, as well as state income taxes, and a federal tax rate of 21%.  To the extent the mine generates net operating losses for tax purposes, the losses are carried over to offset future taxable income.  The terms “cash flows” and “project cash flows” used in this report refer to after tax cash flows.

Consolidated cash flows are driven by annual sales tonnage, which at steady-state level ranges from a peak of 4.9 million tons in 2031 to a low of 4.0 million in 2034.  Projected consolidated revenue ranges from $525 million to $382 million at steady state.  Revenue totals $7.6 billion for the project’s life.

Consolidated cash flow from operations is positive throughout the projected operating period, with the exception of post-production years, due to end-of-mine reclamation spending.  Consolidated cash flow from operations peaks at $194 million in 2038 and totals $2.4 billion over the project life.  Capital expenditures total $508 million over the project’s life.

Coal price forecasts for coal products were prepared by Arch for its active operations.  Such prices were used for the revenue input into the financial model.  Sales variable costs such as production royalties and severance taxes were based upon the revenue input.

19.2	Results

The pre-feasibility financial model, prepared by MM&A for this TRS, was developed to test the economic viability of each coal resource area.  The results of this financial model are not intended to represent a bankable feasibility study, as may be required for financing of any current or future mining operations contemplated but are intended to prove the economic viability of the estimated coal reserves.  Optimization of the LOM plan was outside the scope of the engagement.

Table 19-1 shows LOM tonnage, P&L, and EBITDA for Leer South.

Marshall Miller and Associates, Inc. 64

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 19-1: Life-of-Mine Tonnage, P&L before Tax, and EBITDA

	LOM Tonnage	LOM Pre-Tax P&L	P&L Per Ton	LOM EBITDA	EBITDA Per Ton
Grand Total	77,552	$3,057,219	$39.42	$3,583,354	$46.21

*Uncontrolled tonnages are included in the LOM financial model.

** The LOM model and associated economic analysis is intended to prove the economic viability of the subject coal tonnage, allowing controlled tons to be classified as “reserve”. The exercise should not be construed to represent a valuation of Arch’s holdings. Long term cash flows incorporate forward looking market projections which are expected to vary over time based upon historic volatility of coal markets.

As shown in Table 19-1, the Leer South Mine shows positive EBITDA over the LOM.  Overall, the Arch consolidated operations show positive LOM P&L and EBITDA of $3.0 billion and $3.5 billion, respectively.  A summary of the key financial performance metrics projected through 2028 is provided below in Table 19-2.

After Tax Cash Flows were developed in order to calculate the NPV for this Property.  The NPV is estimated to be $902 million at a discount rate of 14.67%.  A summary of the Leer South after-tax cash flow is shown in Table 19-2.

Table 19-2: Leer South After-tax Cash Flow Summary ($000)*

		YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31
	Total	2021	2022	2023	2024	2025	2026
Production & Sales tons	77,552	892	4,720	4,455	4,806	4,730	4,569
Total Revenue	$7,646,183	$147,702	$525,385	$450,499	$424,440	$425,766	$451,128
EBITDA	$3,583,354	$87,106	$238,310	$181,581	$159,714	$180,136	$205,344
Net Income	$2,399,467	$69,984	$180,534	$135,298	$116,155	$127,664	$143,725
Net Cash Provided by Operating Activities	$2,925,602	$71,998	$141,948	$157,765	$134,283	$144,741	$162,997
Purchases of Property, Plant, and Equipment	($508,198)	$0	($41,589)	($29,499)	($29,344)	($27,286)	($23,921)
Net Cash Flow	$2,417,404	$71,998	$100,360	$128,266	$104,940	$117,455	$139,075

	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31
	2027	2028	2029	2030	2031	2032	2033
Production & Sales tons	4,647	4,491	4,303	4,405	4,864	4,334	3,920
Total Revenue	$458,920	$438,171	$419,208	$429,294	$474,115	$422,227	$381,898
EBITDA	$223,387	$207,010	$180,547	$199,286	$241,482	$208,321	$173,759
Net Income	$152,193	$135,441	$115,879	$128,072	$158,555	$131,653	$103,280
Net Cash Provided by Operating Activities	$178,818	$173,718	$156,439	$163,649	$191,984	$180,038	$153,643
Purchases of Property, Plant, and Equipment	($40,240)	($40,055)	($46,329)	($46,787)	($43,615)	($37,160)	($37,061)
Net Cash Flow	$138,578	$133,663	$110,109	$116,862	$148,369	$142,878	$116,581

	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31
	2034	2035	2036	2037	2038	2039	2040
Production & Sales tons	3,997	4,306	4,338	4,487	4,633	654	4
Total Revenue	$389,408	$419,693	$424,958	$442,236	$456,704	$64,432	$0
EBITDA	$180,411	$209,601	$211,689	$222,902	$248,283	$30,565	($1,879)
Net Income	$110,490	$134,618	$139,401	$151,818	$175,571	$10,514	($12,974)
Net Cash Provided by Operating Activities	$151,012	$167,992	$173,103	$178,966	$194,549	$69,474	$5,805
Purchases of Property, Plant, and Equipment	($21,486)	($16,616)	($15,210)	($11,500)	($500)	$0	$0
Net Cash Flow	$129,526	$151,376	$157,893	$167,466	$194,049	$69,474	$5,805

Marshall Miller and Associates, Inc. 65

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31
	2041	2042	2043	2044	2045	2046	2047
Production & Sales tons	0	0	0	0	0	0	0
Total Revenue	$0	$0	$0	$0	$0	$0	$0
EBITDA	($1,380)	($1,462)	($866)	($196)	($146)	($92)	($40)
Net Income	($2,760)	($2,924)	($1,732)	($391)	($293)	($184)	($80)
Net Cash Provided by Operating Activities	($5)	($11,446)	($12,096)	($1,022)	($1,055)	($969)	($380)
Purchases of Property, Plant, and Equipment	$0	$0	$0	$0	$0	$0	$0
Net Cash Flow	($5)	($11,446)	($12,096)	($1,022)	($1,055)	($969)	($380)

	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31	YE 12/31
	2048	2049	2050	2051	2052	2053	2054
Production & Sales tons	0	0	0	0	0	0	0
Total Revenue	$0	$0	$0	$0	$0	$0	$0
EBITDA	($19)	$0	$0	$0	$0	$0	$0
Net Income	($39)	$0	$0	$0	$0	$0	$0
Net Cash Provided by Operating Activities	($345)	$0	$0	$0	$0	$0	$0
Purchases of Property, Plant, and Equipment	$0	$0	$0	$0	$0	$0	$0
Net Cash Flow	($345)	$0	$0	$0	$0	$0	$0

* LOM tonnage evaluated in the financial model includes 2021 production of 0.88 million clean tons.

** The LOM model and associated economic analysis is intended to prove the economic viability of the subject coal tonnage, allowing controlled tons to be classified as “reserve”. The exercise should not be construed to represent a valuation of Arch’s holdings. Long term cash flows incorporate forward looking market projections which are expected to vary over time based upon historic volatility of coal markets.

19.3	Sensitivity

Sensitivity of the NPV results to changes in the key drivers is presented in the chart below.  The sensitivity study shows the NPV at the 14.67% discount rate when Base Case sales prices, operating costs, and capital costs are increased and decreased in increments of 5% within a +/- 15% range.

Marshall Miller and Associates, Inc. 66

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Figure 19-1: Sensitivity of NPV

$1,400,000
$1,200,000
$1,000,000
$800,000
$600,000
$400,000
$200,000
$-
$ Thousands
-15%
-10%
-5%
0%
5%
10%
15%
Increments
Sales Price Sensitivity
OPEX Sensitivity
CAPEX Sensitivity

As shown, NPV is quite sensitive to change in sales price and operating cost estimates, and slightly sensitive to changes in capital cost estimates.

20Adjacent Properties
20.1	Information Used

No Proprietary information associated with neighboring properties was used as part of this study.

21Other Relevant Data and Information

No other data was utilized as part of this study.

Marshall Miller and Associates, Inc. 67

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

22Interpretation and Conclusions
22.1	Conclusion

Sufficient data have been obtained through various exploration and sampling programs and mining operations to support the geological interpretations of seam structure and thickness for coal horizons situated on the Leer South Property.  The data are of sufficient quantity and reliability to reasonably support the coal resource and coal reserve estimates in this TRS.

The geological data and preliminary feasibility study, which consider mining plans, revenue, and operating and capital cost estimates are sufficient to support the classification of coal reserves provided herein.

This geologic evaluation conducted conjunction with the preliminary feasibility study is sufficient to conclude that the 64.5 Mt of marketable underground coal reserves identified on the Property are economically mineable under reasonable expectations of market prices for metallurgical coal products, estimated operation costs, and capital expenditures.

22.2	Risk Factors

Risks have been identified for operational, technical and administrative subjects addressed in the Pre-Feasibility Study.  A risk matrix has been constructed to present the risk levels for all the risk factors identified and quantified in the risk assessment process.  The risk matrix and risk assessment process are modelled according to the Australian and New Zealand Standard on Risk Management (AS/NZS 4360).

The purpose of the characterization of the project risk components is to inform the project stakeholders of key aspects of the Arch projects that can be impacted by events whose consequences can affect the success of the venture.  The significance of an impacted aspect of the operation is directly related to both the probability of occurrence and the severity of the consequences.  The initial risk for a risk factor is herein defined as the risk level after the potential impact of the risk factor is addressed by competent and prudent management utilizing control measures readily available.  Residual risk for a risk factor is herein defined as the risk level following application of special mitigation measures if management determines that the initial risk level is unacceptable.  Initial risk and residual risk can be quantified numerically, derived by the product of values assigned to probability and consequence ranging from very low risk to very high risk.

The probability and consequence parameters are subjective numerical estimates made by practiced mine engineers and managers.  Both are assigned values from 1 to 5 for which the value 1 represents the lowest probability and least consequence, and the value 5 represents the highest probability and

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

greatest consequence.  The products, which define the Risk Level, are classified from very low to very high.

Risk Level Table (R = P x C)

Risk Level (R)
Very Low (1 to 2)
Low (3 to 5)
Moderate (6 to 11)
High (12 to 19)
Very High (20 to 25)

Risk aspects identified and evaluated during this assignment total 12.  No residual risks are rated Very High.  One (1) residual risk is rated High.  Seven (7) of the risk aspects could be associated with Moderate residual risk.  Four (4) of the risk aspects were attributed Low or Very Low residual risks.

22.2.1	Governing Assumptions

The listing of the aspects is not presumed to be exhaustive.  Instead that listing is presented based on the experiences of the contributors to the TRS.

1.	The probability and consequence ratings are subjectively assigned, and it is assumed that this subjectivity reasonably reflects the condition of the active and projected mine operations.
2.	The Control Measures shown in the matrices presented in this chapter are not exhaustive. They represent a condensed collection of activities that the author of the risk assessment section has observed to be effective in coal mining scenarios.
3.	Mitigation Measures listed for each risk factor of the operation are not exhaustive. The measures listed, however, have been observed by the author to be effective.
4.	The monetary values used in ranking the consequences are generally-accepted quantities for the coal mining industry.
22.2.2	Limitations

The risk assessment proposed in this report is subject to the limitations of the information currently collected, tested, and interpreted at the time of the writing of the report.

22.2.3	Methodology

The numerical quantities (i.e., risk levels) attributable to either “initial” or “residual” risks are derived by the product of values assigned to probability and consequence ranging from very low risk to very high risk.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

R = P x C
Where:	R = Risk Level
P = Probability of Occurrence
C = Consequence of Occurrence

The Probability (P) and Consequence (C) parameters recited in the formula are subjective numerical estimates made by practiced mine engineers and managers.  Both P and C are assigned integer values ranging from 1 to 5 for which the value 1 represents the lowest probability and least consequence, and the value 5 represents the highest probability and greatest consequence.  The products (R = P x C) which define the Risk Level, are thereafter classified from very low to very high.

Risk Level Table

Risk Level (R)
Very Low (1 to 2)
Low (3 to 5)
Moderate (6 to 11)
High (12 to 19)
Very High (20 to 25)

Very high initial risks are considered to be unacceptable and require corrective action well in advance of project development.  In short, measures must be applied to reduce very high initial risks to a tolerable level.

As shown and discussed above, after taking into account the operational, technical, and administrative actions that have been applied or are available for action when required, the residual risk can be determined.  The residual risk provides a basis for the management team to determine if the residual risk level is acceptable or tolerable.  If the risk level is determined to be unacceptable, further actions should be considered to reduce the residual risk to acceptable or tolerable levels to provide justification for continuation of the proposed operation.

22.2.4	Development of the Risk Matrix

Risks have been identified for the technical, operational, and administrative subjects addressed in the TRS.  The risk matrix and risk assessment process are modelled according to the Australian and New Zealand Standard on Risk Management (AS/NZS 4360).

22.2.4.1	Probability Level Table

Marshall Miller and Associates, Inc. 70

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 22-1: Probability Level Table

Category	Probability Level (P)
1	Remote	Not likely to occur except in exceptional circumstances.	<10%
2	Unlikely	Not likely to occur; small in degree.	10 - 30%
3	Possible	Capable of occurring.	30 - 60%
4	Likely	High chance of occurring in most circumstances.	60 - 90%
5	Almost Certain	Event is expected under most circumstances; impossible to avoid.	>90%

The lowest rated probability of occurrence is assigned the value of 1 and described as remote, with a likelihood of occurrence of less than 2 percent.  Increasing values are assigned to each higher probability of occurrence, culminating with the value of 5 assigned to incidents considered to be almost certain to occur.

22.2.4.2	Consequence Level Table

Table 22-2 lists the consequence levels.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 22-2: Consequence Level Table

Correlation of Events in Key Elements of the Project Program to Event Severity Category
Category	Severity of the Event	Financial Impact of the Event	Unplanned Loss of Production (Impact on Commercial Operations)	Events Impacting on the Environment	Events Affecting the Program's Social and Community Relations	Resultant Regulatory / Sovereign Risk	Events Affecting Occupational Health and Safety
1	Insignificant	< USD $0.5 million	≤ 12 hours	Insignificant loss of habitat; no irreversible effects on water, soil and the environment.	Occasional nuisance impact on travel.	-	Event recurrence avoided by corrective action through established procedures (Engineering, guarding, training).
2	Minor	USD $0.5 million to $2.0 million	≤ 1 day	No significant change to species populations; short-term reversible perturbation to ecosystem function.	Persistent nuisance impact on travel. Transient adverse media coverage.	-	First aid – lost time. Event recurrence avoided by corrective action thought established procedures.
3	Moderate	USD $2.0 million to $10.0 million	≤ 1 week	Appreciable change to species population; medium-term (≤10 years) detriment to ecosystem function.	Measurable impact on travel and water/air quality. Significant adverse media coverage / transient public outrage.	Uncertainty securing or retaining essential approval / license.	Medical Treatment – permanent incapacitation Avoiding event recurrence requires modification to established corrective action procedures.
Change to regulations (tax; bonds; standards).
4	Major	USD $10.0 million to $50.0 million	1 to 2 weeks	Change to species population threatening viability; long-term (>10 years) detriment to ecosystem function.	Long-term, serious impact on travel and use of water resources; degradation of air quality; sustained and effective public opposition.	Suspension / long-delay in securing essential approval / license.	Fatality. Avoiding event recurrence requires modification to established corrective action procedures and staff retraining.
Change to laws (tax; bonds; standards).
5	Critical	>USD $50.0 million	>1 month	Species extinction; irreversible damage to ecosystem function.	Loss of social license.	Withdraw / failure to secure essential approval / license.	Multiple fatalities. Avoiding event recurrence requires major overhaul of policies and procedures.

Marshall Miller and Associates, Inc. 72

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

The lowest rated consequence is assigned the value of 1 and is described as Insignificant Consequence parameters include non-reportable safety incidents with zero days lost accidents, no environmental damage, loss of production or systems for less than one week and cost of less than USD $0.5 million.  Increasing values are assigned to each higher consequence, culminating with the value of 5 assigned to critical consequences, the parameters of which include multiple-fatality accidents, major environmental damage, and loss of production or systems for longer than six months and cost of greater than USD $50.0 million.

Composite Risk Matrix R = P x C and Color-Code Convention

The risk level, defined as the product of probability of occurrence and consequence, ranges in value from 1 (lowest possible risk) to 25 (maximum risk level).  The values are color-coded to facilitate identification of the highest risk aspects.

Table 22-3: Risk Matrix

P x C = R			Consequence (C)
			Insignificant	Minor	Moderate	Major	Critical
			1	2	3	4	5
Probability Level (P)	Remote	1	1	2	3	4	5
	Unlikely	2	2	4	6	8	10
	Possible	3	3	6	9	12	15
	Likely	4	4	8	12	16	20
	Almost Certain	5	5	10	15	20	25

22.2.5	Categorization of Risk Levels and Color Code Convention

Very high risks are considered to be unacceptable and require corrective action.  Risk reduction measures must be applied to reduce very high risks to a tolerable level.

22.2.6	Description of the Coal Property

The Leer South Mine Complex is located in Barbour County, West Virginia and plans to begin operating a longwall section with the existing supporting continuous mining sections.  Operations are projected to continue in the present mode until reserves are depleted in 2038.

Marshall Miller and Associates, Inc.73

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

22.2.7	Summary of Residual Risk Ratings

Each risk factor is numbered, and a risk level for each is determined by multiplying the assigned probability by the assigned consequence.  The risk levels are plotted on a risk matrix to provide a composite view of the Arch risk profile.  The average risk level is 7.5, which is defined as Moderate.

Table 22-4: Risk Assessment Matrix

Consequence	Critical	>$50 MM	9, 10
	Major	$10-50MM				6
	Moderate	$2-10 MM	12	1,2,4	3	7
	Minor	$0.5-$2 MM			13	5	8
	Low	<$0.5 MM			11
			<10%	10-30%	30-60%	60-90%	>90%
			Remote	Unlikely	Possible	Likely	Almost Certain

22.2.8	Risk Factors

A high-level approach is utilized to characterize risk factors that are generally similar across a number of the active and proposed mining operations.  Risk factors that are unique to a specific operation or are particularly noteworthy are addressed individually.

22.2.8.1	Geological and Coal Resource

Coal mining is accompanied by risk that, despite exploration efforts, mining areas will be encountered where geological conditions render extraction of the resource to be uneconomic, or that coal quality characteristics disqualify the product for sale into target markets.

Offsetting the geological and coal resource risk are the massive size of the controlled property which allows large areas to be mined in the preferred mine areas sufficiently away from areas where coal quality and mineability may be less favorable.  This flexibility, combined with the extensive work done to define the reserve, reduces the risk at Leer South below that of other mine properties.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 22-5: Geological and Coal Resource Risk Assessment (Risks 1 and 2)

Aspect	Impact	Control Measures	Initial Risk Level			Mitigation Measures	Residual Risk Level
			P	C	R		P	C	R
Recoverable coal tons recognized to be significantly less than previously estimated.	Reserve base is adequate to serve market commitments and respond to opportunities for many years. Local adverse conditions may increase frequency and cost of production unit relocations.	Previous and ongoing exploration and extensive regional mining history provide a high level of confidence of coal seam correlation, continuity of the coal seams, and coal resource tons.	3	4	12	Optimize mine plan to increase resource recovery; develop mine plan to provide readily available alternate mining locations to sustain expected production level.	2	3	6
Coal quality locally proves to be lower than initially projected.	If uncontrolled, production and sale of coal that is out of specification can result in rejection of deliveries, cancellation of coal sales agreements and damage to reputation.	Exploration and vast experience and history in local coal seams provide confidence in coal quality; limited excursions can be managed with careful product segregation and blending.	2	5	10	Develop mine plan to provide readily available alternate mining locations to sustain expected production level; modify coal sales agreements to reflect coal quality.	2	4	8
22.2.8.2	Environmental

Water quality and other permit requirements are subject to modification and such changes could have a material impact on the capability of the operator to meet modified standards or to receive new permits and modifications to existing permits.  Permit protests may result in delays or denials to permit applications.

Environmental standards and permit requirements have evolved significantly over the past 50 years and to-date, mining operators and regulatory bodies have been able to adapt successfully to evolving environmental requirements.

Table 22-6: Environmental (Risks 3 and 4)

Aspect	Impact	Control Measures	Initial Risk Level			Mitigation Measures	Residual Risk Level
			P	C	R		P	C	R
Environmental performance standards are modified in the future.	Delays in receiving new permits and modifications to existing permits; cost of testing and treatment of water and soils	Work with regulatory agencies to understand and influence final standards; implement testing, treatment and other actions to comply with new standards.	3	4	12	Modify mining and reclamation plans to improve compliance with new standards while reducing cost of compliance.	3	3	9
New permits and permit modifications are increasingly delayed or denied.	Interruption of production and delayed implementation of replacement production from new mining areas.	Comply quickly with testing, treatment and other actions required; continue excellent compliance performance within existing permits.	2	4	8	Establish and maintain close and constructive working relationships with regulatory agencies, local communities and community action groups. Prepare and submit permits well in advance of needs.	2	3	6

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

22.2.8.3	Regulatory Requirements

Federal and state health and safety regulatory agencies occasionally amend mine laws and regulations.  The impact is industry-wide.  Mining operators and regulatory agencies have been able to adapt successfully to evolving health and safety requirements.

Table 22-7: Regulatory Requirements (Risk 5)

Aspect	Impact	Control Measures	Initial Risk Level			Mitigation Measures	Residual Risk Level
			P	C	R		P	C	R
Federal and state mine safety and health regulatory agencies amend mine laws and regulations.	Cost of training, materials, supplies and equipment; modification of mine examination and production procedures; modification of mining plans.	Participate in hearings and workshops when possible to facilitate understanding and implementation; work cooperatively with agencies and employees to facilitate implementation of new laws and regulations.	4	3	12	Familiarity and experience with new laws and regulations results in reduced impact to operations and productivity and improved supplies and equipment options.	4	2	8
22.2.8.4	Market and Transportation

Most of the current and future production is expected to be directed to domestic and international metallurgical markets.  Historically the metallurgical markets have been cyclical and highly volatile.  A secondary middlings product will be sent to the domestic power generation market.  While this product could be considered as a byproduct with high ash and high sulfur, the economics indicate that selling the middlings product produces a minimal positive cash flow.

Table 22-8: Market and Transportation (Risk 6 & 7)

Aspect	Impact	Control Measures	Initial Risk Level			Mitigation Measures	Residual Risk Level
			P	C	R		P	C	R
Volatile coal prices drop precipitously.	Loss of revenue adversely affects profitability; reduced cash flow may disrupt capital expenditures plan.	Cost control measures implemented; capital spending deferred.	4	5	20	High-cost operations closed, and employees temporarily furloughed.	4	4	16
Domestic middlings coal prices drop precipitously.	Loss of revenue adversely affects profitability; reduced cash flow may disrupt capital expenditures plan, product may require disposal in refuse area.	Cost control measures implemented.	4	3	12	High-cost operations closed, and employees temporarily furloughed.	4	3	12

Occasional delay or interruption of rail, river and terminals service may be expected.  The operator can possibly minimize the impact of delays by being a preferred customer by fulfilling shipment obligations promptly and maintaining close working relationships.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 22-9: Market and Transportation (Risk 8)

Aspect	Impact	Control Measures	Initial Risk Level			Mitigation Measures	Residual Risk Level
			P	C	R		P	C	R
Rail or river transport is delayed; storage and shipping access at river and ocean terminals is not available.	Fulfillment of coal sales agreements delayed; limited coal storage at mines may increase cost of rehandling; production may be temporarily idled.	Provide adequate storage capacity at mines; coordinate continuously with railroad and shipping companies to respond quickly and effectively to changing circumstances.	5	3	15	Provide back-up storage facility along with personnel, equipment and rehandle plan to sustain production and fulfill sales obligations timely.	5	2	10
22.2.8.5	Mining Plan

Occupational health and safety risks are inherent in mining operations.  Comprehensive training and retraining programs, internal safety audits and examinations, regular mine inspections, safety meetings, along with support of trained fire brigades and mine-rescue teams are among activities that greatly reduce accident risks.  Employee health-monitoring programs coupled with dust and noise monitoring and abatement reduce health risks to miners.

As underground mines are developed and extended, observation of geological, hydrogeological and geotechnical conditions lead to modification of mine plans and procedures to enable safe work within the mine environments.

Highlighted below are selected examples of safety and external factors relevant to Arch operations.

22.2.8.5.1	Methane Management

Coalbed methane is present in coal operations below drainage.  Often the methane concentration in shallow coal seams is at such low levels that it can be readily managed with frequent testing and monitoring, vigilance, and routine mine ventilation.  Very high methane concentrations may be present at greater depths.  High methane concentrations may require degasification of the coal seam to assure safe mining.  The adjacent Leer Mine has operated safely for many years in same coal seam as Leer South without coal degasification issues.  In as much, it expected that Leer South Mine is expected to  experience similar conditions in terms of methane management.  Additionally, the presence of multilaterally drilled horizontal wells to drain methane in the subject coal beds increases the confidence associated with minimal methane issues.

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Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 22-10: Methane Management (Risk 9)

Aspect	Impact	Control Measures	Initial Risk Level			Mitigation Measures	Residual Risk Level
			P	C	R		P	C	R
Methane hazard is present in mines operating below drainage.	Injury or loss of life; possible ignition of gas and mine explosion; potential loss of mine and equipment temporarily or permanently; additional mine fan, mine power, ventilation, monitoring and examination requirements.	Low to moderate levels can be managed with frequent examinations, testing and monitoring within the mine ventilation system. Excellent rock dust maintenance minimizes explosion propagation risk should an ignition occur.	1	5	5	Very high-level methane concentrations may require coal seam degasification and gob degasification if longwall or pillar extraction methods are employed.	1	5	5
22.2.8.5.2	Mine Fires

Mine fires, once common at mine operations, are rare today.  Most active coal miners have not encountered a mine fire.  Vastly improved mine power and equipment electrical systems, along with safe mine practices, reduce mine fire risks.  Crew training and fire brigade support and training improve response for containment and control if a fire occurs.  Spontaneous combustion within coal mines, which is the source of most fires that occur today, is not expected to occur at Leer South.

Table 22-11: Mine Fires (Risk 10)

Aspect	Impact	Control Measures	Initial Risk Level			Mitigation Measures	Residual Risk Level
			P	C	R		P	C	R
Mine fire at underground or surface mine operation.	Injury or loss of life; potential loss of mine temporarily or permanently; damage to equipment and mine infrastructure.	Inspection and maintenance of mine power, equipment and mine infrastructure; good housekeeping; frequent examination of conveyor belt entries; prompt removal of accumulations of combustible materials.	1	5	5	If spontaneous combustion conditions are present, enhanced monitoring and examination procedures will be implemented; mine design will incorporate features to facilitate isolation, containment and extinguishment of spontaneous combustion locations.	1	5	5
22.2.8.5.3	Availability of Supplies and Equipment

The industry has periodically experienced difficulty receiving timely delivery of mine supplies and equipment.  Availability issues often accompanied boom periods for coal demand.  Any future delivery of supplies and equipment delays are expected to be temporary with limited impact on production.

Marshall Miller and Associates, Inc.78

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 22-12: Availability of Supplies and Equipment (Risk 11)

Aspect	Impact	Control Measures	Initial Risk Level			Mitigation Measures	Residual Risk Level
			P	C	R		P	C	R
Disruption of availability for supplies and equipment.	Temporary interruption of production.	Force majeure provision in coal sales agreements to limit liability for delayed or lost sales.	3	2	6	Work closely with customers to assure delayed coal delivery rather than cancelled sales; monitor external conditions and increase inventory of critical supplies; accelerate delivery of equipment when possible.	3	1	3
22.2.8.5.4	Labor

Work stoppage due to labor protests are considered unlikely and are accompanied by limited impact should it occur.  Excellent employee relations and communications limit the exposure to outside protesters.  Loss of supervisors and skilled employees to retirement is inevitable; the impact can be lessened with succession planning and training and training and mentorship of new employees.

Table 22-13: Labor – Work Stoppage (Risk 12)

Aspect	Impact	Control Measures	Initial Risk Level			Mitigation Measures	Residual Risk Level
			P	C	R		P	C	R
Work stoppage due to strikes, slowdowns or secondary boycott activity.	Loss of production and coal sales; damaged customer and employee relations; reputation loss.	Maintain excellent employee relations and communications; maintain frequent customer communications.	1	3	3	Develop plan for employee communications and legal support to minimize impact of secondary boycott activities.	1	3	3

Table 22-14: Labor – Retirement (Risk 13)

Aspect	Impact	Control Measures	Initial Risk Level			Mitigation Measures	Residual Risk Level
			P	C	R		P	C	R
Retirement of supervisors and skilled employees.	Loss of leadership and critical skills to sustain high levels of safety, maintenance and productivity.	Monitor demographics closely and maintain communications with employees who are approaching retirement age; maintain employee selection and training programs.	3	3	9	Maintain selection of candidates and implementation of in-house or third-party training for electricians and mechanics; develop employee mentoring program.	3	2	6

Marshall Miller and Associates, Inc.79

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

23	Recommendations

MM&A recommends the implementation of all control and mitigating measures outlined in the risk analysis portion of this report to help minimize risk to the successful development of reserves outlined in this TRS.

24	References

Publicly available information from various State and Federal agencies was used where relevant.

25	Reliance on Information Provided by Registrant

For the purpose of this TRS, MM&A utilized the Geological data provided by Arch.  This information was subjected to verification of its integrity and completeness.

Historical productivity and operating costs were also supplied by Arch.  Arch also provided projections of costs and mine plans.  This information was combined with the experience and knowledge of the QP’s to forecast the LOM plan included in this study.

Ancillary mapping, including mapping depicting permit boundaries was also provided by Arch and relied upon by the report authors.

Arch provided forward looking sales realizations for inclusion in the economic analysis.  Such information was honored and included by the QP’s in the study.

A summary of the information provided by Arch relied upon by MM&A for the purposes of this TRS is provided in Table 25-1.

Marshall Miller and Associates, Inc.80

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Table 25-1: Information from Registrant Relied Upon by MM&A

Category	Information Provided by Arch	Report Section
Legal	Mineral control and surface control rights as shown on maps	3.2, 3.3
Geological	Geologic data including digital databases and original source data including geologist logs, driller’s logs, geophysical logs	9.1
Coal Quality	Database of coal quality information supplemented with original source laboratory sheets where available	10.1
Mining	Historical productivities and manpower projections.	13.2, 13.4
Coal Preparation	Flow sheet and other information related to coal processing.	14.1
Marketing	Long-term price forecast used in financial projections	16.2
Waste Disposal	Engineering data and estimates representing remaining capacities for coarse and fine coal waste disposal	17.2
Environmental	Permit and bonding information	17.3
Costs	Historical and budgetary operating cost information used to derive cost drivers for reserve financial modeling	18.2

Marshall Miller and Associates, Inc.81

APPENDIX A Summary table

Arch Land, LLC and Arch Resources, Inc. (together “Arch”)
Statement of Coal Resources and Reserves for the
Leer South Complex in Accordance with
United States SEC S-K1300 Standards as of December 31, 2021
Barbour, Harrison, and Taylor Counties,

West Virginia (USA)

Arch Land, LLC and Arch Resources, Inc.

PFS-Level 201 SEC-Compliant Resource & Reserve - Leer South Operations

Underground Mineable Coal Reserve and Resource (Short Tons) • Effective December 31, 2021

Summary Table

Appendix A - Table 1

Seam	Mine Plan	Coal Resource (Dry Tons, In-place)				Demonstrated Coal Reserves (Dry Tons, Washed or Direct Shipped)								
							By Reliability Category			By Prodcut		By Control Type			
	Seam	Mine Plan	Measured	Indicated	Inferred	Total	Proved	Probable	Total	Met	Thermal	Owned	Leased	Partially Owned	Partially Leased
Clarion, Including Lower Floor Rash Material															
Area 1	CLR-LF	Inclusive of Reserve	0	0	0	0	0	0	0	0	0	0	0	0	0
Area 2	CLR-LF	Inclusive of Reserve	0	0	0	0	0	0	0	0	0	0	0	0	0
Area 3	CLR-LF	Inclusive of Reserve	0	0	0	0	0	0	0	0	0	0	0	0	0
Area 4	CLR-LF	Inclusive of Reserve	9,142,900	921,400	0	10,064,300	1,254,000	66,700	1,320,700	1,122,600	198,000	244,950	646,050	0	429,700
			9,142,900	**921,400**	**0**	**10,064,300**	**1,254,000**	**66,700**	**1,320,700**	**1,122,600**	**198,000**	**244,950**	**646,050**	**0**	**429,700**
Area 1	CLR-LF	Exclusive of Reserve	1,806,700	3,885,700	0	5,692,400	0	0	0	0	0	0	0	0	0
Area 2	CLR-LF	Exclusive of Reserve	7,044,300	134,100	0	7,178,400	0	0	0	0	0	0	0	0	0
Area 3	CLR-LF	Exclusive of Reserve	0	0	0	0	0	0	0	0	0	0	0	0	0
Area 4	CLR-LF	Exclusive of Reserve	0	0	0	0	0	0	0	0	0	0	0	0	0
			8,851,000	**4,019,800**	**0**	**12,870,800**	**0**	**0**	**0**	**0**	**0**	**0**	**0**		**0**
Area 4	CLR-LF	Uncontrolled	0	0	0	0	0	121,300	121,300	103,100	18,200	0	0	0	0
Lower Kittanning Seam															
North	LKT	Inclusive of Reserve	40,662,600	36,142,600	778,100	77,583,300	18,759,800	16,263,200	35,023,000	30,034,400	4,988,400	32,067,700	0	2,955,300	0
Central	LKT Rider	Inclusive of Reserve	142,700	0	0	142,700	107,000	0	107,000	102,300	4,700	3,200	103,800	0	0
Central	LKT	Inclusive of Reserve	51,321,100	4,472,300	0	55,793,400	18,949,000	1,828,600	20,777,600	18,156,800	2,621,000	18,344,900	2,432,700	0	0
South	LKT RIder	Inclusive of Reserve	4,772,400	481,700	0	5,254,100	2,069,200	67,200	2,136,400	1,867,900	268,500	142,900	1,709,300	127,400	156,800
South	LKT	Inclusive of Reserve	23,711,800	1,541,800	0	25,253,600	5,000,700	160,600	5,161,300	4,490,400	670,900	2,984,100	1,685,500	24,500	467,200
			120,610,600	**42,638,400**	**778,100**	**164,027,100**	**44,885,700**	**18,319,600**	**63,205,300**	**54,651,800**	**8,553,500**	**53,542,800**	**5,931,300**	**3,107,200**	**624,000**
North	LKT	Exclusive of Reserve	0	0	0	0	0	0	0	0	0	0	0	0	0
Central	LKT Rider	Exclusive of Reserve	0	0	0	0	0	0	0	0	0	0	0	0	0
Central	LKT	Exclusive of Reserve	0	0	0	0	0	0	0	0	0	0	0	0	0
South	LKT RIder	Exclusive of Reserve	0	0	0	0	0	0	0	0	0	0	0	0	0
South	LKT	Exclusive of Reserve	0	0	0	0	0	0	0	0	0	0	0	0	0
			0	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**	**0**
North	LKT	Uncontrolled	0	0	0	0	846,500	1,076,500	1,923,000	1,649,100	273,900	0	0	0	0
Central	LKT	Uncontrolled	0	0	0	0	1,112,100	87,700	1,199,800	1,048,400	151,300	0	0	0	0
South	LKT RIder	Uncontrolled	0	0	0	0	392,100	34,400	426,500	372,900	53,600	0	0	0	0
South	LKT	Uncontrolled	0	0	0	0	2,562,700	197,700	2,760,400	2,401,600	358,900	0	0	0	0
			0	**0**	**0**	**0**	**4,913,400**	**1,396,300**	**6,309,700**	**5,472,000**	**837,700**	**0**	**0**	**0**	**0**
Grand Total															
Inclusive of Reserve			129,753,500	43,559,800	778,100	174,091,400	46,139,700	18,386,300	64,526,000	55,774,400	8,751,500	53,787,750	6,577,350	3,107,200	1,053,700
Exclusive of Reserve			8,851,000	4,019,800	0	12,870,800	0	0	0	0	0	0	0	0	0
Grand Total			**138,604,500**	**47,579,600**	**778,100**	**186,962,200**	**46,139,700**	**18,386,300**	**64,526,000**	**55,774,400**	**8,751,500**	**53,787,750**	**6,577,350**	**3,107,200**	**1,053,700**
Uncontrolled			0	0	0	0	4,913,400	1,517,600	6,431,000	5,575,100	855,900	0	0	0	0

Marshall Miller and Associates, Inc.1